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                              OPERATING AGREEMENT

                                      OF

                                 FORCEONE, LLC
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                               TABLE OF CONTENTS

I    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
II   FORMATION OF COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.1  Formation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.2  Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.3  Principal Place of Business.   . . . . . . . . . . . . . . . . . . 7
     2.4  Registered Office and Registered Agent.  . . . . . . . . . . . . . 7
III  BUSINESS OF COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . 7
IV   NAMES AND ADDRESSES OF MEMBERS. . . . . . . . . . . . . . . . . . . . . 7
V    RIGHTS AND DUTIES OF MANAGERS . . . . . . . . . . . . . . . . . . . . . 7
     5.1  Management.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.2  Number, Tenure and Qualifications.   . . . . . . . . . . . . . . . 8
     5.3  Meetings of Managers . . . . . . . . . . . . . . . . . . . . . . . 8
     5.4  Committees.  . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     5.5  Compensation.  . . . . . . . . . . . . . . . . . . . . . . . . . .10
     5.6  Certain Powers of Manager. . . . . . . . . . . . . . . . . . . . .10
     5.7  Restrictions on Authority of the Manager(s).   . . . . . . . . . .11
     5.8  Liability for Certain Acts.. . . . . . . . . . . . . . . . . . . .12
     5.9  Managers and Members Have No Exclusive Duty to Company.  . . . . .12
     5.10 Bank Accounts.   . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.11 Indemnification of the Managers, Employees and Other Agents. . . .13
     5.12 Resignation.   . . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.13 Removal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.14 Vacancies.   . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.15 Compensation.  . . . . . . . . . . . . . . . . . . . . . . . . . .14
     5.16 Right to Rely on the Managers.   . . . . . . . . . . . . . . . . .14
     5.17 Reimbursement to Manager.  . . . . . . . . . . . . . . . . . . . .14
     5.18 Execution of Documents.  . . . . . . . . . . . . . . . . . . . . .14
     5.19 Transactions with Company and Otherwise.   . . . . . . . . . . . .14
     5.20 Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
VI   RIGHTS AND OBLIGATIONS OF MEMBERS . . . . . . . . . . . . . . . . . . .17
     6.1  Limitation of Liability.   . . . . . . . . . . . . . . . . . . . .17
     6.2  Company Debt Liability.  . . . . . . . . . . . . . . . . . . . . .17
     6.3  List of Members.   . . . . . . . . . . . . . . . . . . . . . . . .17
     6.4  Approval of Sale of All Assets.  . . . . . . . . . . . . . . . . .17
     6.5  Company Books.   . . . . . . . . . . . . . . . . . . . . . . . . .17
     6.6  Priority and Return of Capital.  . . . . . . . . . . . . . . . . .17
     6.7  Liability of a Member to the Company.  . . . . . . . . . . . . . .17
     6.8  Right to Partition.  . . . . . . . . . . . . . . . . . . . . . . .17
VII  MEETINGS OF MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . .17
     7.1  Annual Meeting.  . . . . . . . . . . . . . . . . . . . . . . . . .17
     7.2  Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . .18
     7.3  Place of Meetings.   . . . . . . . . . . . . . . . . . . . . . . .18
     7.4  Notice of Meetings.  . . . . . . . . . . . . . . . . . . . . . . .18
     7.5  Meeting of all Members.  . . . . . . . . . . . . . . . . . . . . .18
     7.6  Record Ownership.  . . . . . . . . . . . . . . . . . . . . . . . .18
     7.7  Record Date.   . . . . . . . . . . . . . . . . . . . . . . . . . .19
     7.8  Quorum.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     7.9  Manner of Acting.  . . . . . . . . . . . . . . . . . . . . . . . .19
     7.10 Method of Voting.  . . . . . . . . . . . . . . . . . . . . . . . .19
     7.11 Proxies.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     7.12 Action by Members Without a Meeting.   . . . . . . . . . . . . . .19
     7.13 Waiver of Notice.  . . . . . . . . . . . . . . . . . . . . . . . .20
VIII CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS . . . . . . . . . . .20
     8.1  Members' Capital Contributions.  . . . . . . . . . . . . . . . . .20
     8.2  Additional Contributions.. . . . . . . . . . . . . . . . . . . . .20
     8.3  Borrowing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     8.4  Capita1 Accounts.. . . . . . . . . . . . . . . . . . . . . . . . .21
     8.5  Withdrawal or Reduction of Members' Contributions to Capital.. . .22
IX   ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS AND
     REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     9.1  Allocations of Profits and Losses from Operations. . . . . . . . .23
     9.2  Special Allocations to Capital Accounts and Certain Other Income Tax
          Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     9.3  Distribution of Net Cash Flow.   . . . . . . . . . . . . . . . . .26
     9.4  Limitation Upon Distributions.   . . . . . . . . . . . . . . . . .27
     9.5  Accounting Principles.   . . . . . . . . . . . . . . . . . . . . .27
     9.6  Interest On and Return of Capital Contributions.   . . . . . . . .27
     9.7  Salaries and Drawings.   . . . . . . . . . . . . . . . . . . . . .27
     9.8  Accounting Period.   . . . . . . . . . . . . . . . . . . . . . . .27
     9.9  Records, Audits and Reports.   . . . . . . . . . . . . . . . . . .27
     9.10 Returns and Other Elections. . . . . . . . . . . . . . . . . . . .28
     9.11 Tax Matters Partner.   . . . . . . . . . . . . . . . . . . . . . .28
X    TRANSFERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     10.1 Limitation on Transfer.  . . . . . . . . . . . . . . . . . . . . .28
     10.2 Transfer of Record Ownership.  . . . . . . . . . . . . . . . . . .28
     10.3 Approval by Majority Interest.   . . . . . . . . . . . . . . . . .28
     10.4 Rights of Assignee.  . . . . . . . . . . . . . . . . . . . . . . .29
     10.5 Transfer in Contravention of Operating Agreement.  . . . . . . . .29
     10.6 No Rights to Become Substituted Member.  . . . . . . . . . . . . .29
     10.7 Transfer to Family Member.   . . . . . . . . . . . . . . . . . . .29
     10.8 Amendment of Operating Agreement.  . . . . . . . . . . . . . . . .29
     10.9 Disposition by Member Not a Natural Person.  . . . . . . . . . . .29
     10.10     Creditors of a Member . . . . . . . . . . . . . . . . . . . .29
XI   ADDITIONAL MEMBERS AND PREFERRED MEMBERS. . . . . . . . . . . . . . . .30
     11.1 Admission of Additional Members.   . . . . . . . . . . . . . . . .30
     11.2 Admission of Preferred Members.  . . . . . . . . . . . . . . . . .30
XII  DISSOLUTION AND TERMINATION . . . . . . . . . . . . . . . . . . . . . .31
     12.1 Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     12.2 Effect of Filing of Dissolving Statement.  . . . . . . . . . . . .32
     12.3 Winding Up, Liquidation and Distribution of Assets.. . . . . . . .32
     12.4 Articles of Dissolution.   . . . . . . . . . . . . . . . . . . . .33
     12.5 Certificate of Dissolution.  . . . . . . . . . . . . . . . . . . .33
     12.6 Return of Contribution Nonrecourse to Other Members.   . . . . . .33
XIII EXPULSION OF A MEMBER . . . . . . . . . . . . . . . . . . . . . . . . .33
     13.1 Causes of Expulsion. . . . . . . . . . . . . . . . . . . . . . . .34
     13.2 Notice of Expulsion.   . . . . . . . . . . . . . . . . . . . . . .34
     13.3 Purchase of Expelled Member's Membership Interest. . . . . . . . .34
XIV  MEMBER OFFER TO ACQUIRE MEMBER'S INTERESTS. . . . . . . . . . . . . . .34
XV   BANKRUPTCY OR INSOLVENCY OF MEMBER OR ENCUMBRANCING
     OF MEMBER INTERESTS . . . . . . . . . . . . . . . . . . . . . . . . . .35
XVI  PURCHASE UPON DISABILITY OF AN EMPLOYEE MEMBER. . . . . . . . . . . . .36
XVII OPTION TO PURCHASE INTEREST ON DEATH. . . . . . . . . . . . . . . . . .37
XVIII     TERMINATION OF EMPLOYMENT OF EMPLOYED MEMBER . . . . . . . . . . .40
XIX  DETERMINATION OF PURCHASE PRICE . . . . . . . . . . . . . . . . . . . .41
XX   RETIREMENT OR RESIGNATION OF A MEMBER . . . . . . . . . . . . . . . . .42
     20.1 Right to Retire or Resign.   . . . . . . . . . . . . . . . . . . .42
     20.2 Consequences of Retirement or Resignation. . . . . . . . . . . . .42
XXI  MEMBER'S COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .42
     21.1 Member's Personal Debts. . . . . . . . . . . . . . . . . . . . . .42
     21.2 Alienation of Membership Interest. . . . . . . . . . . . . . . . .42
     21.3 Work Product.  . . . . . . . . . . . . . . . . . . . . . . . . . .42
     21.4 Competition.   . . . . . . . . . . . . . . . . . . . . . . . . . .43
     21.5 Non-Interference with Employees. . . . . . . . . . . . . . . . . .43
     21.6 Clients and Customers. . . . . . . . . . . . . . . . . . . . . . .44
     21.7 Covenant to Retain Confidences . . . . . . . . . . . . . . . . . .44
XXII ACCOUNTING, REPORTS AND VALUATIONS. . . . . . . . . . . . . . . . . . .45
     22.1 Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     22.2 Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . .45
     22.3 Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . . .45
     22.4 Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .46
     22.5 Banking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
XXIII     AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     23.1 Routine Amendments . . . . . . . . . . . . . . . . . . . . . . . .46
     23.2 Consent Required . . . . . . . . . . . . . . . . . . . . . . . . .47
     23.3 Certain Proscribed Amendments. . . . . . . . . . . . . . . . . . .47
XXIV INVESTMENT INTENT AND INDEMNIFICATION . . . . . . . . . . . . . . . . .47
     24.1 Investment Intent of Members . . . . . . . . . . . . . . . . . . .47
     24.2 Indemnification of the Managers. . . . . . . . . . . . . . . . . .48
     24.3 Internal Revenue Service Compliance. . . . . . . . . . . . . . . .48
XXV  MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . .48
     25.1 Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     25.2 Application of Delaware Law. . . . . . . . . . . . . . . . . . . .49
     25.3 Waiver of Action for Partition.  . . . . . . . . . . . . . . . . .49
     25.4 Employment of Agents.  . . . . . . . . . . . . . . . . . . . . . .49
     25.5 Power of Attorney.   . . . . . . . . . . . . . . . . . . . . . . .49
     25.6 Indemnification.   . . . . . . . . . . . . . . . . . . . . . . . .49
     25.7 Inurement.   . . . . . . . . . . . . . . . . . . . . . . . . . . .49
     25.8 No Limit on Personal Activities.   . . . . . . . . . . . . . . . .49
     25.9 Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . .49
     25.10     Execution of Additional Instruments.  . . . . . . . . . . . .50
     25.11     Construction.   . . . . . . . . . . . . . . . . . . . . . . .50
     25.12     Headings and Pronouns.  . . . . . . . . . . . . . . . . . . .50
     25.13     Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . .50
     25.14     Rights and Remedies Cumulative.   . . . . . . . . . . . . . .50
     25.15     Severability.   . . . . . . . . . . . . . . . . . . . . . . .50
     25.16     Heirs, Successors and Assigns.  . . . . . . . . . . . . . . .50
     25.17     Creditors.  . . . . . . . . . . . . . . . . . . . . . . . . .50
     25.18     Counterparts.   . . . . . . . . . . . . . . . . . . . . . . .50
     25.19     Rule Against Perpetuities.  . . . . . . . . . . . . . . . . .50
     25.20     Investment Representations.   . . . . . . . . . . . . . . . .51
     25.21     Representations and Warranties. . . . . . . . . . . . . . . .52
CERTIFICATE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55

EXHIBIT B. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56


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                              OPERATING AGREEMENT


     THIS OPERATING AGREEMENT is made and entered into this ___ day of _____________, 2000, by and between the Members whose signatures appear on the signature page hereof.

                                   ARTICLE I
                                  DEFINITIONS

     The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

     1.1 "Articles of Organization" means the Articles of Organization of ForceOne, LLC, as filed with the Secretary of State of Delaware under the name "Guardian Armor, LLC" as the same may be amended from time to time.

     1.2 "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through
(iii) of this sentence. For purposes of this definition, the term "Controls", "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

     1.3 "Capital Account" as of any given date means the Capital Contribution to the Company by a Member as Adjusted up to the date in question pursuant to Article VIII.

     1.4 "Capital Contribution" means any contribution to the capital of the Company by a Member whenever made. A Capital Contribution may be in the form of in cash, property, services, a promissory note, or other obligation to contribute cash, property or to perform services. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

     1.5 "Capital Interest" means the proportion that a Member's positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

     1.6 "Code" means the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

     1.7  "Company" means ForceOne, LLC.

     1.8 "Deficit Capital Account" means with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:
          (a) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1 (b) (2) (ii) (c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections1.704-2 (g) (1) and (i) (5) of the Treasury Regulations, after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Section 1.704-2 (d) of the Treasury Regulations) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Section 1.704-2 (i) (3) of the Treasury Regulations); and

          (b) debit to such Capital Account the items described in Sections 1.704-1 (b) (ii) (d) (4), (5) and (6) of the Treasury Regulations.

     This definition of Deficit Capital Account is intended to comply with the provision of Treasury Regulations Section 1.704-1 (b) (2) (ii) (d) and 1.704-2, and will be interpreted consistently with those provisions.

     1.9  "Delaware Act" means the Delaware Limited Liability Corporation Act.

     1.10 "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or the cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager(s).

     1.11 "Dissociating Member" means a Member who is undergoing a Dissociation.

     1.12 "Dissociation" means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company.

     1.13 "Distributable Cash" means all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

     1.14 "Economic Interest" shall mean a Member's or Economic Interest Owner's share of one or more of the Company's Net Profits, Net Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

     1.15 "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

     1.16 "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

     1.17 The "Fair Market Value" of an asset which is a security shall be determined as follows:

          (a) If the security is freely tradable (that is, if it can be transferred publicly without registration under the Securities Act of 1933):

               (i) If the security is listed on a national securities exchange or admitted to unlisted trading privileges on such an exchange or quoted on the automated quotation system operated by The Nasdaq Stock Market, Inc. ("NASDAQ"), the fair market value shall be the last reported sale price of that security on such exchange or system on the last business day prior to the Valuation Date, or if no such sale is made on such day, the average of the highest closing bid and asked price for such day on such exchange or system;

               (ii) If the security is not so listed or quoted or admitted to unlisted trading privileges, the fair market value shall be the average of the average highest bid and lowest asked prices quoted on the Electronic Bulletin Board operated by NASDAQ (or if not quoted on such system, then as quoted by the National Quotation Bureau, Inc.) for the ten business days ending on the last business day prior to the Valuation Date.

          (b) If the security is not freely tradable, or if it is not listed or quoted as described in (A) or (B) above, the fair market value shall be determined by a disinterested party selected by the Managers.

     1.18 "Fiscal Year" shall mean the period terminating on December 31 of each year during the term hereof or on such earlier date in any year in which the Company shall be dissolved as provided herein.

     1.19 "Gifting Member" shall mean any Member, Preferred Member, or Economic Interest Owner who gifts, bequeaths or otherwise transfers for no consideration (by operation of law or otherwise, except with respect to bankruptcy) all or any part of its Membership Interest, Preferred Membership Interest, or Economic Interest.

     1.20 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Member or a Preferred Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or contributing Preferred Member and the Managers, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 8.1 hereof shall be as set forth in Exhibit 8.1, and provided further that, if the contributing Member or contributing Preferred Member is a Manager, the determination of the fair market value of any other contributed asset shall require the consent of the other Members owning a Majority Interest (determined without regard to the Capital Account of such contributing Member);

          (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers as of the following times; (a) the acquisition of an additional interest by any new or existing Member or Preferred Member in exchange for more than a de minimis contribution of property (including money); (b) the distribution by the Company to a Member or Preferred Member of more than a de minimis amount of property as consideration for a Membership Interest, Preferred Membership Interest, or Economic Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1 (b) (2) (ii)
(g): provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Managers reasonably determine(s) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members and Preferred Members in the Company;

          (c) The Gross Asset Value of any Company asset distributed to any Member or Preferred Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager(s), provided that, if the distributee is a Manager, the determination of the fair market value of the distributed asset shall require the consent of the other Members owning a Majority Interest (determined without regard to the Capital Account of the distributee Member); and

          (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734 (b) or Code Section 743 (b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1 (b) (2) (iv) (m) and
Section 8.3 and subparagraph (iv) under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent the Manager(s) determine(s) that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) of this definition, then such Gross Asset Value shall thereafter by adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

     1.21 "Majority Interest" shall mean Members holding a majority of the Capital Interests.

     1.22 "Majority Vote" means the affirmative vote or consent of a Majority Interest.

     1.23 "Majority in Interest of the Remaining Members" means Members (other than the Dissociating Member) holding a majority of the Capital Interests (determined, however, by disregarding the Capital Interest of the Dissociating Member) and a majority of the profits allocated (determined, however, by disregarding the profits allocable to the Dissociating Member) based on any reasonable estimate of profits from the date of the dissociation of the Dissociating Member to the projected termination of the Company, taking into account present and future allocations of profits under this operating agreement as in effect at that time.

     1.24 "Manager" shall mean one or more managers. Specifically, "Manager" shall mean the Initial Manager(s), or any other persons that succeed them in that capacity. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

     1.25 "Member" shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased Membership Interests in the Company, he will have all the rights of a Member with respect to such Membership Interests, and the term "Member" as used herein shall include a Manager to the extent he has purchased such Membership Interests in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be. Unless the context states otherwise, "Member" includes a Preferred Member.

     1.26 "Membership Interest" shall mean a Member's entire interest in the Company including such Member's Economic Interest and such other rights and privileges that the Member may enjoy by being a Member, including without limitation the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in, any decision or action of or by the Members granted pursuant to this Operating Agreement or the Delaware Act.

     1.27 "Net Profits" and "Net Losses" shall mean for each taxable year of the Company an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

          (a) Any items of income, gain, loss and deduction allocated to Members pursuant to Section 9.2 shall not be taken into account in computing Net Profits or Net Losses of this Operating Agreement;

          (b) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

          (c)  Any expenditure of the Company described in Section 705 (a) (2)
(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss; and

          (d) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

          (e) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          (f) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year; and

          (g) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 (b) of the Code is required pursuant to
Section 1.704-1 (b) (2) (iv) (m) (4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other that in liquidation of a Membership Interest, Preferred Membership Interest, or Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     1.28 "Operating Agreement" shall mean this Operating Agreement as originally executed and as amended from time to time.

     1.29 "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

     1.30 "Preferred Distribution" shall mean a distribution to a Preferred Member in accordance with the provisions of Article XI.

     1.31 "Preferred Interest" shall mean an interest in the Company issued in accordance with Article XI.

     1.32 "Preferred Member" shall mean a person owning a Preferred Interest.

     1.33 "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

     1.34 "Selling Member" shall mean any Member, Preferred Member, or Economic Interest Owner which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest, Preferred Membership Interest, or Economic Interest.

     1.35 "Transferring Member" shall collectively mean a Selling Member and Gifting Member.

     1.36 "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.


                                  ARTICLE II
                             FORMATION OF COMPANY

     2.1 Formation. On June 13, 2000, the Company was organized as a Delaware Limited Liability Company under the name "Guardian Armor, LLC" by delivering articles of organization to the Delaware Secretary of State in accordance with and pursuant to the Delaware Act.

     2.2 Name. The name of the Company is ForceOne, LLC or any trade or assumed name permitted by applicable Delaware statutes and adopted by the Manager.

     2.3 Principal Place of Business. The principal place of business of the Company shall be 11 Sundial Circle, Suite 17, Carefree, Arizona 85377. The Company may locate its places of business and registered office at any other place or places as the Managers may from time to time deem advisable by notice to all Members and by appropriate modification of the Articles of Organization.

     2.4 Registered Office and Registered Agent. The Company's initial registered office shall be at the office of its registered agent at 11 Sundial Circle, Suite 17, Carefree, Arizona 85377, and the name of its initial registered agent at such address shall be J. Andrew Moorer. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act.


                                  ARTICLE III
                              BUSINESS OF COMPANY

     The business of the Company shall be to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Delaware Act.


                                  ARTICLE IV
                        NAMES AND ADDRESSES OF MEMBERS

     The names, addresses, and percentage interests of the Members who have executed this Agreement are as set forth on Exhibit "A" attached hereto. The Managers shall, in timely fashion, amend this Agreement to reflect the admission of others persons as Members or Preferred Members, if applicable.


                                   ARTICLE V
                         RIGHTS AND DUTIES OF MANAGERS

     5.1 Management. The business and affairs of the Company shall be managed by its Managers. The Managers shall direct, manage and control the business of the Company to the best of their ability. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. At anytime when there is more than one Manager, any one Manager may take any action permitted to be taken by the Managers, unless the approval or more than one of the Managers is expressly required pursuant to this Operating Agreement or the Act.

     5.2  Number, Tenure and Qualifications.

          (a) The initial Manager of the Company shall be J. Andrew Moorer (the "Initial Manager"). The number of Managers of the Company shall be not less than one (1) or more than ten (10) and shall be increased or decreased from time to time by a majority vote of the Managers or the affirmative vote of the Members holding at least a majority of all Capital Interests in the Company's capital, but in no instance shall there be less than one Manager. A Manager shall have attained the age of 18 years of age. A Manager need not be a Member of the Company.

          (b) The Managers shall be elected at the annual meeting of Members by a Majority Vote except as otherwise prescribed by statute.

          (c) The term of office of the Managers shall be until the next annual meeting of the Members or until their successors have been duly elected, and have qualified.

          (d) The Managers shall have supervisory control and management of the affairs and business of the Company. In the transaction of business, the act of the Managers, except as otherwise provided by law or the Articles of Organization, shall be the act of the Company. The Managers may adopt such rules and regulations for the management of the Company as they may deem proper, not inconsistent with law or this Agreement.

          (e) The Managers may be removed either with or without cause by a Majority Vote.

          (f) All third parties dealing with the Company may conclusively rely on the validity of all documents executed on behalf of the Company by one or more of the Manager of the Company.

          (g) The Managers shall select one of their number to serve as the Tax Matters Member of the Company for purposes of executing the duties described in Section 6221 through 6232 of the Internal Revenue code of 1986, as amended, and the Regulations thereunder, and such person shall use his reasonable efforts to properly execute those duties.

     5.3  Meetings of Managers

          5.3.1 Regular Meetings. Regular meetings of the Managers may be held without the requirement of any notice. The Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of regular meetings without other notice than such resolution.

          5.3.2 Special Meetings. Special meetings of the Managers may be called by or at the request of any Manager. The persons calling the special meetings of the Managers may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Managers called by them.

          5.3.3 Notice. Written notice of any special meeting of Managers shall be given (a) by mail to each Manager at his or her business address at least three days prior to the meeting; or (b) by personal delivery, telegram, or telecopy at least twenty-four (24) hours prior to the meeting to the business address of each Manager or, in the event such notice is given on a Saturday, Sunday, or holiday, to the residence address of each Manager.

          If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice is delivered by telecopy, such notice shall be deemed to be delivered when a confirmation of receipt of the telecopy is printed by the sending telecopier.

          Any Manager may waive notice of any meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

          When any notice is required to be given to a Manager, a waiver thereof in writing signed by such Manager, whether before, at, or after the time stated therein, shall constitute the giving of such notice.

          5.3.4 Quorum. A majority of the Managers constitutes a quorum for the transaction of business at any meeting of the Managers, but if less than such majority is present at a meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice.

          5.3.5 Manner of Acting. The act of the majority of the Managers present at a meeting, at which a quorum is present shall be the act of the Managers.

          5.3.6 Informal Action by Managers. Any action required or permitted to be taken at a meeting of the Managers or of any committee designated by said Managers may be taken without a meeting, if the action is evidenced by one or more written consents describing the action taken, signed by each Manager or committee member, and delivered to the person having custody of the Company records for inclusion in the minutes or for filing with the records. Action taken under this Section is effective when all Managers or committee members have signed the consent, unless the consent specifies a different effective date. Such consent has the same force and effect as an unanimous vote of the Managers or committee members and may be stated as such in any document.

          5.3.7 Participation by Electronic Means. Any Manager or any committee designated by the Managers may participate in a meeting of the Managers or committee by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

          5.3.8 Presumption of Assent. A Manager of the Company who is present at a meeting of the Managers or committee thereof at which action on any matter is taken shall be presumed to have assented to the action taken unless such Manager objects at the beginning of such meeting to the holding of the meeting or to the transacting of business at the meeting, unless his/her dissent is entered in the minutes of the meeting, or unless he/she shall file his/her written dissent to such action with the presiding officer of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

     5.4 Committees. The Managers may, by resolution, adopted by all of the Managers, designate two or more Managers to constitute a committee, any of which shall have such authority in the management of the Company as the Managers shall designate.

     5.5 Compensation. By resolution of the Managers and irrespective of any personal interest of any of the Managers, each Manager may be paid his or her expenses, if any, for attendance at each meeting of the Managers, and may be paid a stated salary as Manager or a fixed sum for attendance at each meeting of the Managers or both. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor.

     5.6  Certain Powers of Manager.

          (a) Without limiting the generality of Section 5.1, the Managers shall have power and authority, on behalf of the Company:

               (i) To acquire property from any Person as the Managers may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person;

               (ii) To borrow money for the Company from banks, other lending institutions, the Managers, Members, or Affiliates of the Managers or Members on such terms as the Manager deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the employees of the Company expressly authorized to contract such debt or incur such liability by the Managers;

               (iii) To purchase liability and other insurance to protect the Company's property and business;

               (iv) To hold and own any Company real and/or personal properties in the name of the Company;

               (v) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

               (vi) Upon the affirmative vote of the Members holding at least two-thirds of all Capital Interests, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company' S business;

               (vii) To execute. on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

               (viii) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

               (ix) To approve the issuance of Preferred Membership Interests pursuant to Article XI of this Agreement.

               (x) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

               (xi) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

     (b) Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company in accordance with the previous sentence. Any Member who takes any action or binds the Company in violation of this Section 5.6 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such loss or expense.

     5.7 Restrictions on Authority of the Manager(s). Each Manager shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the consent of the two-thirds of the Capital Interests of the Members:

          (a)  Knowingly do any act in contravention of this Operating
Agreement;

          (b) Knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this operating Agreement;

          (c) Confess a judgment against the Company in an amount in excess of $10,000.

          (d) Possess property, or assign rights in specific property, for other than a Company purpose;

          (e) Knowingly perform any act that would cause the Company to conduct business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability company;

          (f) Cause the Company to voluntarily take any action that would cause a bankruptcy of the Company;

          (g) Cause the Company to admit any additional Members other than pursuant to Article XI hereof,

          (h) Sell or otherwise dispose of all or substantially all of the Company's assets other than in the ordinary course of the Company's business, except for a liquidating sale in connection with the dissolution of the Company.

     5.8 Liability for Certain Acts. Each Manager shall perform his duties as Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall not be liable for any error of judgment or for any loss suffered by the Company or any Member therein in connection with its management of the Company, except a loss resulting from willful misfeasance, bad faith, or gross negligence on his part in the performance of, or from reckless disregard by him of his obligations and duties under this Agreement. In performing the duties of a Manager, a Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in which case prepared or presented by:

          (a) one or more Officers or employees of the Company who the Manger believes to be reliable and competent in the matters presented; or

          (b) counsel, independent accountants, or other persons as to matter which the Manager believes to be within such person's professional or expert competence.

     The Manager shall not be liable to any Member for any mistake or from the negligence, fraud, or willful misconduct of any employee or agent of the Company, provided that such employee or agent was selected, engaged, or retained by the Manager with reasonable care. The Manager does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company.

     5.9 Managers and Members Have No Exclusive Duty to Company. No Manager or Member shall be required to manage the Company as a sole and exclusive function and any Manager and/or Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Manager or Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of any Manager and/or Member or to the income or proceeds derived therefrom. Neither any Manager nor any Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

     5.10 Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and the Managers shall be the sole signatory thereon, unless the Managers determine otherwise.

     5.11 Indemnification of the Managers, Employees and Other Agents. The Company shall indemnify and save harmless the Manager from any personal loss or damage incurred by him by reason of any act performed by him for or on behalf of the Company and in furtherance of its interests, and make advances for expenses to the maximum extent permitted under the Delaware Act, in accordance with the provisions of the Act or any amendment to the Act. The Manager may consult with legal counsel selected by the Company, and any action taken or omitted to be taken by him in good faith in reliance and in accordance with the opinion or advice of such counsel shall be full protection and justification to him with respect to the action taken or omitted to be taken on behalf of the Company. The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that such indemnification in any given situation is approved by a Majority Vote

     5.12 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a Dissociation of a Member.

     5.13 Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by a Majority Vote; provided, however, that a Manager who is also a Member may only be removed for cause, by a Majority Vote. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a Dissociation of a Member.

     5.14 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled a Majority Vote. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by an election at an annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

     5.15 Compensation. The compensation of the Managers shall be fixed from time to time by a Majority Vote, and no Manager shall be prevented from receiving such compensation by reason of the fact that he is also a Member of the Company.

     5.16 Right to Rely on the Managers. Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Manager as to:

          (a)  The identity of any Manager or any Member;

          (b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by any Manager or which are in any other manner germane to the affairs of the Company;

          (c) The Persons who are authorized to execute and deliver any instrument or document of the Company; or

          (d) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

     5.17 Reimbursement to Manager. The Company shall reimburse the Manager for all ordinary, necessary, and direct expenses incurred by the Manager on behalf of the Company in carrying out the Company's business activities.

     5.18 Execution of Documents. Any document or instrument of any and every nature, including without limitation, any agreement, contract, deed, promissory note, mortgage or deed of trust, security agreement, financing statement, pledge, assignment, bill of sale and certificate, which is intended to bind the Company or convey or encumber title to its real or personal property shall be valid and binding for all purposes only if executed by the Manager.

     5.19 Transactions with Company and Otherwise. Any of the Managers, or any agent, servant, or employee of any of the Managers, may engage in and possess any interest in other businesses or ventures of every nature and description, independently or with other persons, whether or not directly or indirectly in competition with the business or purpose of the Company, and neither the Company nor any of the Members shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived therefrom, or any rights, duties, or obligations in respect thereof. A Manager may lend money to, act as surety for, and transact other business with the Company and shall have the same rights and obligations with respect thereto as a person who is not a Manager of the Company, except that nothing contained in this Section shall be construed to relieve a Manager from any of his or her duties to the Company.

     5.20 Officers.

          (a) Officers. The Officers of the Company shall be a President, Secretary, and Chief Financial Officer. The Company may also have, at the discretion of the Managers, one or more Vice-Presidents, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other Officers as may be appointed in accordance with paragraph (c) below. Any number of offices may be held by the same person.

          (b) Election of Officers. The Officers of the Company shall be chosen by the Managers, and each shall serve at the pleasure of the Managers, subject to the rights, if any, of any Officer under any contract of employment. Officers of the Company may, but need not be, Managers.

          (c) Subordinate Officers, etc. The Managers may appoint, and may empower the President to appoint, such other Officers as the business of the Company may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in this Agreement or as the Managers may determine.

          (d)  Removal and Resignation of Officers.

               (i) Subject to the rights, if any, of an Officer under any contract of employment, any Officer may be removed, either with or without cause, by the Managers, at any regular or special meeting thereof, or by an Officer upon whom such power of removal may be conferred by the Mangers.

               (ii) Any Officer may resign at any time by giving written notice to the Managers. Any such resignation shall take effect upon the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party.

          (e) Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Agreement for regular appointments to such office.

          (f) President. The President shall be the general manager of the Company and shall, subject to the control of the Managers, have general supervision, direction and control of the business and the Officers of the Company. He shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be from time to time assigned to him by the Managers or prescribed by this Agreement

          (g) Vice President(s). In the absence or disability of the President, the Vice President(s) may, in order of their rank as fixed by the Managers, or, if not ranked, a Vice President designated by the Managers, shall perform all the duties of the President and when so, acting shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents(s) shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the President, the Managers, or this Agreement.

          (h)  Secretary.

               (i) The Secretary shall keep or cause to be kept at the Principal office, or such other place as the Managers may designate, a book of minutes of all meetings and actions of Managers. Manager Committees, and Members, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present, the number of Membership Interests present or' represented at Members' Meetings, and the proceedings thereof.

               (ii) The Secretary shall keep or cause to be kept at the principal office or at the office of the Company's transfer agent or registrar, or a duplicate share register, the names of all Members and their addresses, the number of Membership Interests held by each, the number and date of certificates issued for the same, if any, and the number and date of cancellation of every certificate surrendered for cancellation.

               (iii) The Secretary shall give notice, or cause notice to be given, of all Members' meetings, Managers' meetings, and Manager Committee meetings for which notice is required. If the Secretary or other person authorized by the Secretary to give notice fails to act, notice of any meeting may be given by any other Officer of the Company. The Secretary shall maintain records of the mailing or other delivery of notices and documents to Members or Managers, as prescribed by this Agreement or by the Managers.

               (iv) The Secretary shall keep the seal of the Company, if any, in safe custody. The Secretary shall have such other powers and perform such other duties as prescribed by this Agreement or by the Managers.

          (i)  Chief Financial Officer.

               (i) The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, income, revenues, deductions, expenses, capital, and Capital Accounts. The books of account shall be open at all reasonable times to inspection by any Manager or Member upon demand.

               (ii) The Chief Financial Officer shall cause to be deposited all moneys and other valuables in the name and to the account of the Company with such depositories as may be designated by the Managers. The Chief Financial Officer shall cause the funds of the Company to be disbursed as he or she may be properly directed from time to time and shall render to the President and Managers an account of all of his transactions as Chief Financial Officer and of the financial condition of the Company whenever requested.

               (iii) The Chief Financial Officer shall have such other powers and perform such other duties as prescribed by this Agreement or by the Managers.

          (j) Subordinate Officers. The Managers may, appoint, and may empower the President or Chief Financial Officer to appoint, subordinate officers as required by the Company's business, whose duties shall be as provided in this Agreement or as determined from time to time by the Managers, the President, or the Chief Financial Officer.

          (k) Compensation. Salaries of Officers employed by the Company shall be determined by the Managers or established under employment agreements approved by the Managers. No Officer shall be prevented from receiving this salary because he or she is also a Manager and/or Member of the Company.


                                  ARTICLE VI
                       RIGHTS AND OBLIGATIONS OF MEMBERS

     6.1 Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Delaware Act and other applicable law.

     6.2 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond his respective Capital Contributions and any obligation of the Member under Section 8.1 or 8.2 to make Capital contributions, except as provided in Section 6.7 herein or as otherwise required by law.

     6.3 List of Members. Upon written request of any Member, the Manager shall provide a list showing the names, addresses and Membership Interests and Economic Interests of all Members and Economic Interest Owners.

     6.4 Approval of Sale of All Assets. The Members shall have the right, by the affirmative vote of Members holding at least two-thirds of all Capital Interests, to approve the sale, exchange or other disposition of all, or substantially all, of the Company's assets (other than in the ordinary course of the company's business) which is to occur as part of a single transaction or plan.

     6.5 Company Books. In accordance with Section 9.9 herein, the Managers shall have exclusive control and supervision of books and other relevant Company documents. Upon reasonable request, each Member and Economic Interest Owner shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member's and Economic Interest Owner's expense.

     6.6 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either as to the return of capital contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

     6.7 Liability of a Member to the Company. A Member who receives any distribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

     6.8 Right to Partition. It is specifically agreed and understood that no Member shall have any right to seek the partition of any property or property interest owned or hereafter acquired by the Company, nor shall any Member have any right to specific assets of the Company upon the liquidation or dissolution as the case may be and the signing of this Agreement shall constitute a waiver of all rights to partition that the parties hereto would otherwise have.


                                  ARTICLE VII
                              MEETINGS OF MEMBERS

     7.1 Annual Meeting. The annual meeting of the Members shall be held at such time as shall be determined by resolution of the Managers, for the purpose of the transaction of such business as may come before the meeting.

     7.2  Special Meetings.

          (a) Special meetings of Members, other than those regulated by statute, may be called at any time by the Managers or must be called upon written request of the holders of ten percent of the outstanding Membership Interests entitled to vote at such special meeting. Written notice of such special meeting stating the place within or without the State of Delaware, the date and hour of the meeting, the purpose or purposes for which it is called, and the name of the person by whom or at whose direction the meeting is called shall be given no less than five (5) nor more than twenty (20) days before the date set for the meeting. The notice shall be given to each Member of record in the same manner as notice of the annual meeting. No business other than that specified in the notice of meeting shall be transacted at any such special meeting.

          (b) In the event the Managers determine that an emergency exists and that a special meeting of the Members must be called at a time earlier than five (5) days following notice, the Managers shall give, or cause to be given notice of the time, place and general purpose of such special meeting to the Members by telephone, telegram, telecopier, facsimile or other method of transmission reasonably calculated to provide notice to such Members.

     7.3 Place of Meetings. The Managers may designate any place, either within or outside the State of Delaware, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company.

     7.4 Notice of Meetings. Except as provided in Section 7.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

     7.5 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

     7.6 Record Ownership. Only Members of record on the books of the Company shall be entitled to be treated by the Company as holders in fact of the Membership Interest standing in their respective names, and the Company shall not be bound to recognize any equitable or other claim to, or interest in, any percentage of Membership Interest on the part of any other person, firm or corporation, whether or not it shall have express notice thereof, except as expressly provided by the laws of the State of Delaware pertaining to limited liability companies. If a Member of the Company has attempted to dispose of his/her or its interest in the Company, but did not obtain the approval of the transfer or assignment in accordance with the provisions of
Article X hereof, the transferee or assignee of such Member's interest shall have no right to participate in the management of the business and affairs of the Company and such transferee or assignee shall not be a Member of record on the books of the Company for any purposes under this Article.

     7.7 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or Members or Preferred Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted. as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

     7.8 Quorum. Members holding at least two-thirds of all Capital Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Capital Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the Dissociation during such meeting of that number of Capital Interests whose absence would cause less than a quorum.

     7.9 Manner of Acting. If a quorum is present, a Majority Vote shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Capital Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

     7.10 Method of Voting. A Member entitled to vote at a meeting may vote at such meeting in person, by proxy or by telephone or as hereinafter provided. Members who participate in meetings and in decisions of the Company by telephone communication shall confirm his action and his vote by written approval of the minutes of such meeting or Member's action. Each Member shall be entitled to cast one (1) vote for each one (1) percent interest of the Company owned by such Member. Fractional percentage interests shall be permitted to cast a fractional vote equal to such fractional interest.

     7.11 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Managers of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     7.12 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote and delivered to the Managers of the Company for inclusion in the minutes or for filing with the company records. Action taken under this Section is effective when Members representing a Majority Vote have signed the consent. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

     7.13 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.


                                 ARTICLE VIII
               CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

     8.1 Members' Capital Contributions. Each Member shall contribute such amount as is set forth in Exhibit A hereto as its share of the Initial Capital Contribution.

     8.2  Additional Contributions.

          (a) If the Manager determines at any time that there is a need for additional funds to meet the expenses and obligations of the Company, the Manager shall give written notice (the "Capital Call Notice") to each Member of the amount of additional funds needed together with such information as may be necessary to evidence the need for the funds and the proposed uses thereof (the required amount of funds are referred to as the "Capital Contribution Call"). Within twenty (20) days following any Capital Contribution Call, each Member shall contribute to the capital of the Company their proportionate share of the Capital Contribution Call.

          (b) If any Member(s) fails to make any contribution to the Company's capital at the time and in the form and amount required, such defaulting Member shall be given a grace period of sixty (60) days to cure his or her default by paying the amount due in cash or in property plus interest on the cash capital contribution at one and one-half percent (1-1/2%) per month. Any Member who fails to pay the due contribution plus interest thereon within the above sixty (60) day grace period shall become a Defaulting Member. In such event:

               (i) The Membership Interest of the Defaulting Member shall be reduced and the Membership Interest of the Contributing Members shall be increased by a number of Interests equal to the amount of Capital Contribution made, or not made, as the case may be, divided by the book value of the Company on the date of the Capital Contribution Call.

               (ii) The Manager shall promptly give written notice of such failure to make a required contribution, specifying the amount not paid, to all Members who have made their required contributions. Any and all of the remaining Members shall be entitled to elect, by giving written notice of election to the Company, within ten (10) days after the Company gives written notice of the default, to subscribe for some, or all, of the amount not paid by the Defaulting Member. If more than the total amount defaulted upon is so subscribed, the available amounts shall be prorated in proportion to said subscriptions. Any member who makes a contribution to the Company pursuant to this Section 8.2(b)(ii) shall treat his or her additional contribution as additional capital, such funds shall be allocated to his or her capital account and, after such contribution is made, the Membership Interest in the Company of each Member shall be increased by a number of Interests equal to the contribution made divided by the then current book value of each Membership Interest.

          (c) Upon each Capital Contribution Call, the Capital Interest of each Contributing Member shall be increased to the extent of all additional capital contributions made by such Member.

     8.3  Borrowing.

          (a) In lieu of imposing upon the Members one or more additional capital assessments in order to fund operating expenses or to finance new investments, the Company shall be authorized to borrow monies from one or more of the Managers, Members or third parties, as determined by duly authorized action of the Managers.

          (b) Any loan agreement between the Company, on the one hand, and any Manager or Member, on the other, shall be only in writing and shall be upon terms and conditions no less favorable to the Company than terms otherwise available to the Company from commercial lenders or other third parties. Without in any way limiting the generality of the foregoing, the Company shall be authorized to pay interest upon the outstanding principal balance of any loan from a Manager or Member at a commercially competitive rate. Such indebtedness shall be evidenced by a written promissory note duly executed and delivered by the Company by the Managers and shall be repayable on a date certain (the "Maturity Date") which in no event shall be sooner than six (6) months from the date made unless otherwise agreed by the Members.

          (c) In the event the Company has any outstanding loan from a Manager or Member, the Company shall not make any payment of any division or distribution of capital or profits to any Members without the express written consent of the Manager or Member holding the promissory note.

          (d) In the event that the obligation of the Company to repay any loan made to any third party is personally guaranteed by any Manager or Member (the "Guaranteeing Party") such guarantee shall be in writing and shall be subject to the approval of a majority of the Members. If as a result of such written guarantee the Guaranteeing Party is required to make any payment to a creditor or otherwise perform any obligation of the Company under the Guaranteed Loan Agreement, the Guaranteeing Party shall be entitled to contribution from each Member, pro rata, of any sums so advanced by the Guaranteeing Party on behalf of the Company. For purposes of this subparagraph, each Member's pro rata share shall be equal to the Member's pro rata membership interest in the Company on the date of such contribution. In the event any Guaranteeing Party is entitled to contribution pursuant to this section, it shall serve written notice upon the Members and each Member shall pay its pro rata share within thirty (30) days of such written demand. Any Member who fails to pay its pro rata share pursuant to these contribution provisions shall be deemed to have defaulted in its obligation to make an additional capital assessment pursuant to the provisions of Section 8.2 of this Operating Agreement to the extent of such unpaid amount.

     8.4  Capita1 Accounts.

          (a) A separate Capital Account will be maintained for each Member. Each Member's Capital Account will be increased by (1) the amount of money contributed by such Member to the Company; (2) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Member of Net Profits; (4) any items in the nature of income and gain which are specially allocated to the Member pursuant to paragraphs (a), (b), (c), (d),
(e), (i) and/or (j) of Sections 9.2 or 11.2; (5) the amount of any Company liabilities that are assumed by such Member or that are secured by any Property distributed to such Member; and (6) allocations to such Member of income described in Section 705 (a) (1) (B) of the Code. Each Member's Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under
Section 752 of the Code); (3) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code; (4) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to paragraphs (a), (b), (c), (d), (e), (f), (i) and/or (j) of Section 9.2 or
Section 11.2; and (5) allocations to the Capital Account of such Member of Net Losses.

          (b) In the event of a permitted sale or exchange of a Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Section 1.704-1(b) (2) (iv) of the Treasury Regulations.

          (c) The manner in which Capital Accounts are to be maintained pursuant to this Section 8.4 is intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If the Managers, after conferring with the Company's accountants, determine that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.4 should be modified in order to comply with Section 704(b) of the code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

          (d) Upon liquidation of the Company (or any Member's Membership Interest or Economic Interest Owner's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with section 12.3 (b) . The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the Dissociation of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

          (e) Except as otherwise required in the Delaware Act (and subject to Section 8.1 and 8.2), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in such Member's or Economic Interest Owner's Capital Account.

     8.5  Withdrawal or Reduction of Members' Contributions to Capital.

          (a) A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

          (b) A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its capital Contribution.


                                  ARTICLE IX
                   ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
                             ELECTIONS AND REPORTS

     9.1  Allocations of Profits and Losses from Operations.

          (a) All profits and distributions shall be allocated or paid to the Members and Economic Interest Owners in the percentage proportions of each Membership Interest or Economic Interest, as the case may be. All losses shall be borne by the Members in the percentage proportion of the Capital Interest of each.

          (b) "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703 (a) (for this purpose, all items of income, gains, loss or deduction required to be stated separately pursuant to Code Section 703 (a) (1) shall be included as income or loss), with the following adjustments:

               (i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

               (ii) Any expenditures of the Company described in Code Section 705 (a) (2) (B) or treated as Code Section 705 (a) (2) (B) expenditures pursuant to Treasury Regulation Section 1. 704-1 (b) (2) (iv) (i), and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

               (iii) Gain or loss resulting from any disposition of any Company Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

               (iv) Notwithstanding any other provision of this Paragraph, any items which are specially allocated pursuant to Sections 9.2 or 11.2 hereof shall not be taken into account in computing Profits and Losses.

     9.2 Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding Section 9.1 hereof:

          (a) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in sections 1.704-1(b) (2) (ii) (d)
(4), (5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this
Section 9.02(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b) (2) (ii) (d) of the Treasury Regulations.
          (b) In the event any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that such Member is obligated to restore to the Company under Section 1.704-1(b) (2) (ii) (c) of the Treasury Regulations and such Member's share of minimum gain as defined in Section 1.704-2(g) (1) of the Treasury Regulations (which is also treated as an obligation to restore in accordance with Section 1.704-1(b) (2) (ii) (d) of the Treasury Regulations), the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

          (c) Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company's minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This Section 9.2(c) is intended to comply with the minimum gain chargeback requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Treasury Regulation Section 1.704-2 (f) (4).

          (d)  Items of Company loss, deduction and expenditures described in
Section 705 (a) (2) (3) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under
Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members' capital Accounts in accordance with said Section l.704-2(i) of the Treasury Regulations.

          (e) Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in the same manner as Net Profit or Net Loss is allocated for such period.

          (f)  In accordance with Section 704(c) (1) (A) of the Code and
Section 1.704-1(b) (2) (i) (iv) of the Treasury Regulations, if a Member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss and deductions with respect to the property shall, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its fair market value at the time of contribution.

          (g) Pursuant to Section 704(c) (1) (B) of the Code, if any contributed property is distributed by the Company other than to the contributing Member within five years of being contributed, then, except as provided in Section 704(c) (2) of the Code, the contributing Member shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain or loss from the sale of such property in an amount equal to the gain or loss that would have been allocated to such Member under Section 704(c) (1) (A) of the Code if the property had been sold at its fair market value at the time of the distribution.

          (h) In the case of any distribution by the Company to a Member or Economic Interest Owner, such Member or Economic Interest Owner shall, solely for federal income tax purposes (and not for Capital Account purposes), be treated as recognizing gain in an amount equal to the lesser of:

               (i) the excess (if any) of (A) the fair market value of the property (other than money) received in the distribution over (B) the adjusted basis of such Member's Membership Interest or Economic Interest Owner's Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution, or

               (ii) the Net Precontribution Gain (as defined in Section 737(b) of the Code) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under section 704(c) (l) (B) of the Code of all property which (1) had been contributed to the Company within five years of the distribution, and (2) is held by the Company immediately before the distribution, had been distributed by the company to another Member or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then such property shall not be taken into account under this Section 9.2(h) and shall not be taken into account in determining the amount of the Net precontribution Gain. If the property distributed consists of an interest in an Entity, the preceding sentence shall not apply to the extent that the value of such interest is attributable to the property contributed to such Entity after such interest had been contributed to the Company.

               (iii) All recapture of income tax deductions resulting from sale or disposition of Company property shall be allocated to the Member or Members to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the sale or other disposition of such property.

          (j) Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.2 (a) (b), (c), (d), and/or (a) hereof shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 9.1, 50 that the net amount of any items charged or credited to Capital Accounts pursuant to sections 9.1 and 9.2 (a), (b), (c),
(d), and/or (e) and shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2 (a)1 (b), (c), (d), and/or (a) hereof had not occurred.

          (k)  Other Allocation Rules.

               (i) In the event additional Members are admitted to the Company on different dates during any fiscal year, the Profits (or Losses) allocated to the Members for each such fiscal year shall be allocated among the Members in proportion to the number of interests each holds from time to time during such fiscal year(s) in accordance with Code Section 706, using any convention permitted by law and selected by the Managers. In such event, subsequent allocations of Losses (or Profits) pursuant to Subparagraph (b) or Subparagraph (a) hereof shall be allocated (A) first, so as to offset the Profits (or Losses) allocated for such fiscal year or years, and (B) the balance, if any, to the Members in proportion to the interests held by each.

               (ii) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a quarterly basis, as determined by the Managers, using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

               (iii) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

               (iv) The Members are aware of the income tax consequence of the allocations made by this Article IX and hereby agree to be bound by the provisions in reporting their shares of Company income and loss for income tax purposes.

     9.3  Distribution of Net Cash Flow.

          (a) Net Cash Flow of the Company shall be paid to the Members and Economic Interest Owners on a pro-rata basis in the percentage proportion of their respective Capital Interests, as adjusted in accordance with the provisions of this Agreement.

          (b) The "Net Cash Flow" of the Company shall mean, for purposes of this Agreement, all revenues generated by the Company from Company properties or Company activities (excluding, however, capital contributions to the Company) less all cash expenditures for the debts and expenses of the Company, principal payments on any indebtedness of the Company, capital expenditures and reasonable reserves otherwise required for the Company business. Except as herein provided, the Company shall retain only such amounts of cash as may be reasonably required to carry on its activities and satisfy its obligations and expenses as described herein, such amount to be determined by the Managers from time to time.

               Expenses of the Company shall include, without limitation, contingency reserves, insurance and bonding charges, and the expenses of the Company's business, including, without limitation, employee salaries, management fees, costs of inventory, fees to governmental entities, real and personal property taxes, assessments, legal and accounting expenses, maintenance expense, interest and principal expense, commissions, loan fees and loan closing costs, advertisement, and any other expenses required to be incurred or paid by the Company to effect the purpose hereof which are reasonable in amount and are properly chargeable against the income derived from the Company's business in accordance with generally accepted accounting principles applied on a consistent basis.

          (c) Unless the loan documents provide otherwise, the full amount of any loan made by a Member to the Company will be deemed to be a current operating expense and must be repaid in full before the Company will have Net Cash Flow for payment or distribution to Members and Economic Interest Owners.

          (d) Net Cash Flow shall be distributed at such time or times as the Managers shall determine in their sole discretion; provided, however, that the Managers must distribute funds from the Company's Net Cash Flow or from its Reserves, no less often than annually, to the Members in proportion to their Capital Interests, in an amount equal to the product of (a) the Company's taxable income for such Fiscal year as determined for federal income tax purposes and (b) the highest combined federal, state, and local income tax rates for an individual resident of the State of Delaware (regardless of the actual tax rates of the Members).

     9.4 Limitation Upon Distributions. No distribution or return of capital contributions may be made and paid if, after the distribution or return of a capital contribution, either (a) the Company would be insolvent; or (b) the net assets of the Company would be less than zero. The Manager may base a determination that a distribution or return of a capital contribution may be made under this section in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

     9.5 Accounting Principles. The profits and losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis using the cash method of accounting. It is intended that the Company will elect those accounting methods which provide the Company with the greatest tax benefits.

     9.6 Interest On and Return of Capital Contributions. No Member shall receive any interest on his contribution to the capital of the Company unless decided to the contrary by the unanimous vote of the Members, provided that any Member may loan money to the Company on terms approved by the Managers and interest paid on such loan shall not be deemed interest upon a contribution to capital.

     9.7 Salaries and Drawings. No Member shall receive any compensation, salary, or draw for services rendered on behalf of the Company in his capacity as Member. Any Member may, however, be engaged by the Company to perform services for the Company and be compensated for such services in accordance with his or her agreement with the Company.

     9.8 Accounting Period. The Company's accounting period shall be the calendar year.

     9.9 Records, Audits and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

          (a) A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner and Manager, both past and present;

          (b) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

          (c) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

          (d) Copies of the Company's currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

          (e) Minutes of every annual, special meeting and court-ordered meeting;

          (f) Any written consents obtained from Members for actions taken by Members without a meeting.

     9.10 Returns and Other Elections. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager in his sole discretion, provided that the Manager shall make any tax election determined by a Majority Vote.

     9.11 Tax Matters Partner. The Managers shall elect one of their number or a non-Manager Member to be designated the "Tax Matters Partner" (as defined in Code Section 6231), and that person is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do, or refrain from doing, any and all things reasonably required to conduct such proceedings.


                                   ARTICLE X
                                TRANSFERABILITY

     10.1 Limitation on Transfer. A Membership Interest in the Company may only be transferred or assigned in conformity with the requirements of this Agreement unless Members holding a Majority Interest approve of the proposed transfer or assignment. Each Member agrees with all other Members that he, she or it will not make any disposition of any Membership Interest in violation of this Agreement. No transfer of an interest which is in violation of this Agreement shall be valid or effective, and the Company shall not recognize the same for purposes of making distributions with respect to such interest, or any part thereof.

     10.2 Transfer of Record Ownership. No Member shall sell or assign a beneficial interest in any Membership Interest without transferring record ownership of such interest.

     10.3 Approval by Majority Interest. In order to obtain the consent of the Majority Interest to a transfer or assignment, a Member should provide to the Members the following information:

          (a) The facts pertaining to any proposed transaction and all documents to be used in connection with such transaction;

          (b) Information sufficient to show that the proposed offer, sale, or transfer would not violate the registration provisions of any federal or state securities laws, including, if required by the Members, an opinion of counsel to that effect;

     10.4 Rights of Assignee. No assignee shall have the right to become a substituted Member in place of his assignor unless all of the following conditions are first satisfied: (i) a duly executed and acknowledged written instrument of assignment shall have been filed with the Company, which instrument shall specify the Membership Interest being assigned and shall set forth the intention of the assignor that the assignee succeed to the assignor's interest as substituted Member in his place; (ii) the assignor and assignee shall have executed and acknowledged such other instruments as the Managers may deem necessary or desirable to perfect such substitution, including the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgment, and delivery to the Manager of a special power of attorney, the form and content of which are satisfactory to the Manager; and (iii) a fee shall have been paid to the Company which is sufficient to cover all reasonable expenses connected with such substitution.

     10.5 Transfer in Contravention of Operating Agreement. The terms of the proposed transaction must not be in contravention of any of the provisions of this Agreement.

     10.6 No Rights to Become Substituted Member. In the event of a transfer or assignment of a Membership Interest under circumstances where the transferee or assignee does not become a substituted Member in accordance with the terms of this Agreement, the assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee or assignee shall only be entitled to receive the share of profits or other compensation by way of income and the return of contributions to which the assignment Member would otherwise be entitled.
     10.7 Transfer to Family Member. For the purposes of this Article, the restriction on transfer or assignment of a Membership Interest shall not apply to transfers or assignments to a Member's immediate family, including his or her spouse, parents, siblings, and children, or a trust, corporation, or other entity controlled by the transferring Member.

     10.8 Amendment of Operating Agreement. If the transfer or assignment is approved as described in this Article X, the Manager shall cause this Agreement to be amended to reflect the addition or substitution of Members.

     10.9 Disposition by Member Not a Natural Person. A Member that is not a natural person may not cause or permit an ownership interest, direct or indirect, in itself to be disposed of such that, after the disposition: (i) the Company would be considered to have terminated within the meaning of
Section 708 of the Code; or (ii) that Member ceases to be controlled by the same Persons who control it as of the date of the Member's admission to the Company. Any breach of this section will cause the disposition of the ownership interest to be deemed a transfer of such interest under this Article X.

     10.10 Creditors of a Member. In the event of the attachment or involuntary assignment by way of a charging order of any Membership Interest, the creditor, assignee, representative, trustee or successor-in-interest thereof, as the case may be, shall be deemed solely to be an assignee of the Economic Interest of the Membership Interest and, as a result, shall be entitled solely to the right to receive a distribution, if any, to which the Membership Interest would otherwise be entitled pursuant to the provisions of this Agreement. The Managers shall be under no obligation to declare or pay any distribution of Net Cash Flow and no creditor, assignee, representative, trustee or successor-in-interest to any Membership Interest by way of attachment or involuntary assignment as the result of any charging order shall have the right to compel through legal process or otherwise the distribution of any Net Cash Flow of the Company. Upon any such involuntary assignment, the assignee shall not be entitled to exercise any rights of the Member, and the Member shall continue to be and shall continue to have the right to exercise all powers and authority of the Member under this Agreement. Such assignee shall nevertheless be liable for the obligations of the Member to make or return contributions as provided in this Agreement or in the Delaware Act and shall be liable to report, and pay, the taxes, pursuant to the Code, in the same manner and in the same amounts that would be required if the assignee were a substituted Member.


                                  ARTICLE XI
                   ADDITIONAL MEMBERS AND PREFERRED MEMBERS

     11.1 Admission of Additional Members. From the date of the formation of the Company, any Person acceptable to the Managers may become a Member in this Company either by the issuance by the Company of Membership Interests for such consideration as the Managers shall determine, or as a transferee of a Member's (or Preferred Member's) Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

     11.2 Admission of Preferred Members. The Managers may admit any person as a Preferred Member by issuing such person a Preferred Interest. The description of such Preferred Interest, including without limitation, the allocations to such Preferred Member Capital Interest, any preferences in distributions, allocations of income and expenses, profits and losses, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of transfer of such Preferred Interest, shall be as set forth in a resolution adopted by the Managers and in amendments to this Agreement. The Managers may establish a series of such Preferred Interest and issue Preferred Interests of such series.

     The Managers are expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of Preferred Interests, to set or change any one or more respects the designation of a series, or the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of transfer of such Preferred Interest or series of Preferred Interests. The authority of the Managers with respect to each Preferred Interest or series of Preferred Interests shall include, but not be limited to, setting or changing the following:

          (a) the distinctive serial designation of such Preferred Interests and the amount of such Preferred Interest constituting such series;

          (b) the annual distribution rate on Preferred Interests of such series, whether distributions shall be cumulative and, if so, from which date or dates;

          (c) whether the Preferred Interests of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such Preferred Interests shall be redeemable, and the amount per Preferred Interests payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d) the obligation, if any, of the Corporation to redeem or repurchase Preferred Interests of such series pursuant to a sinking fund;

          (e) whether Preferred Interests of such series shall be convertible into, or exchangeable for, Membership Interests, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

          (f) whether the Preferred Interests of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (g) the rights of the Preferred Interests of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and

          (h) the allocation of Capital Interests to such series of Preferred Interests;

          (i) the effect that income and losses from specific sources shall have on such Preferred Members' Capital Accounts;

          (j) allocations to such series of specific sources of income and loss;

          (k)  the right to distributions from specific sources;

          (l) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

     The Preferred Interests of any one series shall be identical with each other in all respects except as to the dates from and after which distributions thereon shall cumulate, if cumulative.


                                  ARTICLE XII
                          DISSOLUTION AND TERMINATION

     12.1 Dissolution.

          (a) The Company shall be dissolved upon the occurrence of any of the following events:

               (i)  by the unanimous written agreement of all Members; or

               (ii) upon the sale of all or substantially all of the Company's assets.

          (b) As soon as possible following the occurrence of any of the events specified in this Section 12.1 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Delaware Secretary of State and file same with the Delaware Secretary of State's office.

     12.2 Effect of Filing of Dissolving Statement. Upon the filing by the Delaware Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

     12.3 Winding Up, Liquidation and Distribution of Assets. In the event of dissolution of the Company, the Company shall be liquidated and assets distributed in accordance with this Agreement.

          (a) Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations1 from the date of the last previous accounting until the date of dissolution. The Managers shall immediately proceed to wind up the affairs of the Company.

          (b) In the event of the dissolution and termination of the Company, the Managers shall proceed to the dissolution and liquidation of the Company under the provisions of the Act. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

               (i) To the payment of the debts and liabilities of the Company (other than any loans or advances that may have been made by the Members to the Company) and the expenses of liquidation.

               (ii) To the setting up of any reserves which the Managers may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Members arising out of or in connection with the Company. Such reserves shall be paid over by the Members to a commercial bank located in the State of Delaware, as Escrowee, to be held for payment of any of the aforementioned contingencies, and, at the expiration of such period as the Managers shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided.

               (iii) To the repayment of any loans or advances that may have been made by any of the Members to the Company, but if the amount available for such repayment shall be insufficient, then pro rata on account thereof or in accordance with the instruments securing said loans.

               (iv) Any balance remaining shall be distributed among all Members on a pro-rata basis and in accordance with their ending capital account balance.

     The Managers shall determine whether to sell any Company property in connection with the termination of the Company or to distribute any portion thereof in kind. Any property distributed in kind in the liquidation shall be valued at its fair market value and treated for Company accounting (but not tax) purposes as though such property were sold and the cash proceeds distributed.

          (c) A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. Each of the Members shall be furnished with a statement prepared by the Company's accountant, which shall set forth the assets and liabilities of the Company at the date of complete liquidation. Upon the Member's compliance with the distribution plan set forth in Paragraph 24 hereof (including payment over to the Escrowee if there are sufficient funds therefor), the Members shall execute, acknowledge, and cause to be executed all documents necessary to dissolve and terminate the Company.

          (d) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-l(b) (2)
(ii) (g) of the Treasury Regulations, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any capital contribution, and the negative balance of such Member's capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

          (e) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

          (f) The Manager(s) shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

     12.4 Articles of Dissolution. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Delaware Act. Duplicate originals of such articles of dissolution shall be delivered to the Delaware Secretary of State.

     12.5 Certificate of Dissolution. Upon the issuance of the certificate of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Delaware Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of an in the name of the Company.

     12.6 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.


                                 ARTICLE XIII
                             EXPULSION OF A MEMBER

     13.1 Causes of Expulsion. A Member may be expelled from the Company by the Managers upon the occurrence of any of the following events:

          13.1.1 If a Member shall violate any provision of this Operating Agreement or the Articles of Organization; or

          13.1.2 If a Member's Membership Interest shall be subject to a charging order or tax lien which is not dismissed or resolved to the satisfaction of the Management of the Company within thirty (30) days after assessment or attachment; or

          13.1.3 A Member becomes subject to a voluntary or involuntary petition in bankruptcy.
     13.2 Notice of Expulsion.  Upon the occurrence of an Event described in
Section 13.1, written notice of expulsion shall be given to the violating Member either by serving the same by personal delivery or by mailing the same by certified mail to his or her last known place of residence, as shown on the books of the Company. Upon the receipt of personal notice, or the date of post mark for certified mail, the violating Member shall be considered expelled and shall have no further rights as a Member of the Company.

     13.3 Purchase of Expelled Member's Membership Interest. Upon the expulsion of a Member, the Company shall have the right, but not the obligation, to purchase the expelled Member's Membership Interest by paying to the expelled Member an amount equal to 75% of the expelled Member's Capital Account on the date of such expulsion, plus his or her Income Account as of the end of the prior fiscal year, decreased by his or her share of Company losses, deductions and credits computed to the date of such expulsion, and decreased by withdrawals such as would have been charges to his Income Account as of the end of the prior fiscal year. The purchase price for such expelled Member's Membership Interest shall be paid to the expelled Member in eight equal quarterly payments, without interest, commencing 180 days from the date of such expulsion.


                                  ARTICLE XIV
                  MEMBER OFFER TO ACQUIRE MEMBER'S INTERESTS

     14.1 Any Member desiring to acquire all but not less than all of the interest in the Company held by any other Member (the "Acquiring Member" and "Offeree Member," respectively) may, at any time, offer to purchase said interest by submitting a written offer to purchase to one or more of the Offeree Members setting forth the price, terms and conditions upon which the Acquiring Member will purchase all, but not less than all, of the shares of the Offeree Member (hereinafter the "Acquiring Member Offer"), a copy of which shall be provided to all Members.

     14.2 Each of the Offeree Members to whom the Acquiring Member Offer was made shall have the right, exercisable upon written notice to the Acquiring Member within thirty (30) days after receipt of the Acquiring Member Offer, to purchase from the Acquiring Member, upon the same price, terms and conditions as are set forth in the Acquiring Member Offer, and the Acquiring Member, by submitting the Acquiring Member Offer, agrees to sell to the Offeree Member, upon the same price, terms and conditions as are set forth in the Acquiring Member Offer, all of the interests of the Company owned by the Acquiring Member.

     14.3 If the Offeree Member fails or refuses, for any reason, to exercise their option to purchase and/or close upon the purchase of the Acquiring Member's interest as provided in paragraph 14.2 above, the Acquiring Member shall have the right, subject to the provisions of this Agreement, to acquire the interest covered by the Acquiring Member Offer and the Offeree Member to whom the Acquiring Member Offer was made shall be obligated to sell to the Acquiring Member the interest covered by the Acquiring Member Offer upon the price, terms and conditions contained therein.

     14.4 Any interest purchased pursuant to any option exercised pursuant to this Article XIV shall close no later than sixty (60) days from the date the option is exercised, unless the closing term is included in the Acquiring Member Offer, in which case the Acquiring Member Offer shall control.


                                  ARTICLE XV
                      BANKRUPTCY OR INSOLVENCY OF MEMBER
                     OR ENCUMBRANCING OF MEMBER INTERESTS

     15.1 Upon the bankruptcy, insolvency or failure to satisfy any civil judgment within thirty (30) days of its entry of any Member or any Member's spouse or the entry of an order by any Court directing the transfer or assignment of such shares, or the encumbrancing by any Member of any and all of his interest in the Company without the consent of the Managers, the bankrupt, insolvent or encumbrancing Member shall sell, and the Company may purchase all of the Interests of such Member within thirty (30) days of the happening of either event. If the Company so elects, all of such shares shall be sold and purchased at seventy-five percent (75%) of book value as prepared and certified by a firm of accountants then serving the Company. The determination of book value shall be made in accordance with generally accepted accounting principles and the following shall be observed:

          (a) No allowance of any kind shall be made for good will, trade name or any similar intangible asset.

          (b) All accounts payable shall be taken at face value, less discounts deductible therefrom, and all accounts receivable shall be taken at face value, less discounts and a reasonable reserve for bad debts.

          (c) All machinery, fixtures and equipment shall be taken at the valuation appearing on the books of the Company.

          (d) Inventory of merchandise and supplies shall be computed at cost or market value, whichever is lower.

          (e)  All unpaid, accrued taxes shall be deducted as liabilities.

          The purchase price as hereinabove determined of any bankrupt or encumbrancing Member shall be payable twenty (20%) percent down, the balance amortized over five (5) years in equal monthly installments with interest at prime.

                                  ARTICLE XVI
                PURCHASE UPON DISABILITY OF AN EMPLOYEE MEMBER

     16.1 For the purposes of this Agreement, the term "Employee Member" shall mean any Member who is employed by the Company as a full or part-time employee, and the term "disabled" and "disability" shall mean an employee Member's inability to perform his normal duties for the Company for more than thirty (30) calendar days, or for such shorter period as may be stipulated and agreed to by the disabled Member and his or her treating physician. If the Company and the Member cannot agree as to the existence of a disability, the determination shall be made by two physicians, one designated by the Company, and one designated by the Member. If these two physicians cannot agree, they shall appoint a third physician and the determination of the majority shall be conclusive and binding on the Company and the Member. All costs so incurred shall be borne equally by the Company and such Member.

     16.2 The date of disability shall be the date upon which the disabled Member and the Company agree or the date upon which the physicians determine, whichever may apply.

     16.3 In the event that an employee Member continues to be disabled for a period of twelve (12) months after the date on which it is determined that such Member became disabled, the Company and the remaining Members shall have the option to purchase all or any portion of the disabled Member's Interest in the Company on the terms and conditions set forth below:

          (a) The Company shall collect the proceeds, if any, of any disability buyout policies on the disabled Member maintained by the Company, and shall pay such proceeds, or so much of them as may be necessary, to the disabled Member in payment for all or that portion of the Interest in the Company owned by the disabled Member which the Company desires to purchase. In the event the purchase price, as determined in accordance with the provisions of Section 16 hereof, exceeds the insurance proceeds, the balance of the purchase price may be paid by the Company in accordance with Section
19.3 of this Agreement. If the policy proceeds exceed the purchase price to be paid for the disabled Member's Interest, the Company shall retain the balance of such proceeds.

          (b) In the event the Company does not have in full force and effect any disability buyout insurance policy or policies, the Company shall nevertheless, upon the expiration of such twelve-month period from the date of disability, have the option, for thirty (30) days, to purchase, and the disabled Member shall sell all or that portion of the disabled Member's Interest in the Company, as the Company may wish to acquire. In such event, the purchase price shall be determined in accordance with the provisions of
Section 19.3 hereof and shall be payable in accordance with the provisions of
Section 19.3 of this Agreement. In the event the Company fails for any reason to exercise the option granted herein, then the remaining Members shall have the second right and option for a period of thirty (30) days following the termination of the Company's option to purchase the Interest of the disabled Member, at a price determined in accordance with the provisions of Section
15.1 and upon terms set forth in Section 19.3.

     16.4 If the Company does not have sufficient unreserved and unrestricted surplus to purchase all or the desired portion of the Interest, then the Company and the remaining Members may, if they so elect, take all actions necessary to recapitalize the Company to the extent necessary for the purchase of the Interest. Any Interest not purchased by the Company by reason of its insufficient surplus may be purchased by the remaining Members, pro-rata, at a price determined in accordance with the provisions of Section 19.2 and upon terms set forth in Section 19.3. In the event the Company and the remaining Members fail to purchase the disabled Member's Interest in the Company pursuant to this Section 16.4, the Interest in the Company owned by the disabled Member shall nevertheless continue to be subject to the terms and conditions of this Agreement.

     16.5 If the disabled Member dies before he has been totally disabled for a period of twelve months, then the Company may purchase his Interest in accordance with the provisions of Article XVII hereof.

     16.6 If the disabled Member should die before the full purchase price has been paid, the Company shall apply the proceeds of any life insurance policies on the disabled Member maintained by the Company, if any, to prepay the unpaid principal balance and accrued interest owed by the Company. If the proceeds of such life insurance policies exceed the amount required to prepay the promissory note, such excess shall be the sole property of the Company. If the proceeds are less than the amount required to prepay the obligation, then the Company shall partially prepay the obligation to the extent of such proceeds.

                                 ARTICLE XVII
                     OPTION TO PURCHASE INTEREST ON DEATH

     Should any Member die while this Agreement is in effect, the Company and the Remaining Members shall have the option but not the obligation to purchase all or any portion of the deceased Member's Interest of the Company on the terms and conditions set forth below:

     17.1 Life Insurance.

          (a) Redemption Policy. The Company shall have the right to purchase policies of life insurance on the lives of any or all of the Members (the "Redemption Policies") and such policies shall be listed on Schedule A to this Agreement and shall be subject to the terms and conditions of this Agreement. If the Company elects to purchase life insurance or additional life insurance after the initial purchase of life insurance, each Member agrees to cooperate in the acquisition of such insurance by performing all reasonable acts necessary, including undergoing a medical examination. The Company shall pay the premiums on all Redemption Policies purchased and listed on Schedule A of this Agreement. The Members may request written proof that payment of premiums has been properly made. If a premium is not paid by the Company within fifteen (15) days from its due date, the Members, or any of them, shall have the right to pay such unpaid premium and shall be reimbursed by the Company. If reimbursement is not made promptly, any such payment of premium by a Member shall be considered a loan to the Company and shall bear interest from the date of premium payment at the rate of eighteen percent (18%) per annum or at the highest rate permitted by applicable law, whichever is higher. Each Redemption Policy set forth on Schedule A shall designate the Company as owner of said policy and shall name the Company as direct beneficiary under the policy. At the closing of any purchase and sale of all sales of the Selling Member pursuant to Section 2 of this Agreement, the Company shall assign to the Selling Member any Redemption Policy covering the Selling Member's life, in consideration for a sum, payable in cash or certified funds, equal to the cash surrender value, if any, of such policy and the assumption by the Selling Member of all liability for payment of future premiums.

          (b) Cross Purchase Policy. The Members shall have the right, but not the obligation, to purchase policies of life insurance on the lives of any or all of the other Members (the "Cross Purchase Policies") and any such policies shall be listed on Schedule B of this Agreement and shall be subject to the terms and conditions of this Agreement. If any Member elects to purchase life insurance or additional life insurance after the initial purchase of life insurance, each Member agrees to cooperate in the acquisition of such insurance by performing all reasonable acts necessary, including undergoing a medical examination. Each Member agrees to pay premiums due on the Cross Purchase Policies purchased on the life of the other Members. The Company may, at its discretion, reimburse such Member for such premium payments, in which event such Member will, if required by the Internal Revenue Code, recognize the amount of such reimbursement as additional income. Each Member shall have the right to purchase additional insurance on the life of the other Members; such additional policies shall also be listed on Schedule B, along with any substitution or withdrawal of life insurance policies subject to this Agreement. Each Cross Purchase Policy set forth on Schedule B shall designate the purchasing Member as owner of such policy and shall name such Member as direct beneficiary under the policy. At the closing of any purchase and sale of all Interest of a Selling Member pursuant to Section 2 of this Agreement, the Member owning such policy shall assign to the Selling Member any Cross Purchase Policy covering the Selling Member's life, in consideration for a sum payable in cash or certified funds equal to the cash surrender value, if any, of such policy and the assumption by the Selling Member of all liability for payment of future premiums.

          (c) Proceeds Defined. For the purposes of this Agreement, the term "proceeds" shall be the amount paid on a life insurance policy by reason of death of an insured Member, including dividends, accidental death benefits and less any policy loan.

          (d) Insurance Companies. Any insurance company which has issued a policy of life insurance listed on either Schedule A or Schedule B to this Agreement is authorized to act in accordance with the terms of such policies, regardless of any provisions of this Agreement. Payment made by any such insurance company, pursuant to the policy terms, shall be a complete discharge of its obligations.

     17.2 Upon the death of any Member, the Company and/or the remaining Members shall collect the proceeds of any insurance policies on the life of the deceased Member maintained by the Company and/or the remaining Members, as the case may be. The collection of such proceeds by the Company and/or the remaining Members shall not constitute an election by either the Company or the remaining Members to purchase all or any portion of the Interest of the deceased Member.

     17.3 Upon the death of any Member, the Company shall have the first right and option for a period of thirty (30) days following the date of death to purchase, and the Personal Representative of the deceased Member shall sell upon receipt of written notice from the Company setting forth the Interest the Company wishes to acquire, all or any portion of the Interest of a deceased Member at a price determined in accordance with the provisions of Section 19.2 hereof. If the Company elects to purchase all or any portion of the Interest of a deceased Member, the Company shall pay the proceeds of any Redemption Policy, or so much of such proceeds as may be necessary, to the deceased Member's Personal Representative in payment for all or any portion of the Interest of the Company owned by the deceased Member at the time of his death, and by any pledgee, donee or other holder of the deceased Member's Interest, as the Company may wish to acquire. In the event the purchase price, as determined in accordance with the provisions of Section 19.2, exceeds the insurance proceeds, or if the Company is prevented by law from using all or any portion of the proceeds, the amount required to purchase the Interest of the deceased Member may be paid by the Company in accordance with Section19.3 of this Agreement. If the policy proceeds exceed the purchase price to be paid for the deceased Member's Interest, the balance shall be paid to the Company.

     17.4 In the event the Company does not have in full force and effect any life insurance policy on the life of the deceased Member, the Company shall nevertheless have the option for thirty (30) days following the date of death to purchase, and the Personal Representative of the deceased Member shall sell, upon receipt of written notice from the Company setting forth the Interest the Company wishes to acquire, all or that portion of the deceased Member's Interest of the Company covered by the Company's written notice. In such event, the purchase price shall be determined in accordance with the provisions of Section 19.2 hereof and shall be payable in accordance with the provisions of Section 19.3 of this Agreement.

     17.5 In exercising its right and options set forth in Section 17.3 and 17.4, the Company shall close upon the purchase of the Interest of the deceased Member within sixty (60) days of the date of death, or upon receipt of the proceeds of any Redemption Policy, whichever occurs later.

     17.6 In the event the Company fails for any reason to exercise the option granted herein to purchase and does in fact purchase all of the Interest of the Company owned by the deceased Member at the date of death, then the Remaining Members shall have the second right and option for a period of thirty (30) days to purchase by written notice to the Company and the Personal Representative of the deceased Member all or any portion of the Interest of the deceased Member remaining unpurchased by the Company, at a price determined in accordance with the provisions of Section 19.2. Should there be more than one Remaining Member, such second right and option may be exercised by the Remaining Members pro rata. For the purposes of this Agreement, the phrase "pro rata" shall mean a fraction, the numerator of which is the total Interest beneficially owned by the Remaining Member, and the denominator of which is the total outstanding Interests of the Company at the time of the deceased Member's death. In any exercise by any Remaining Member of the right and option granted herein, the Remaining Member may indicate in writing that he desires to subscribe to more than his pro rata share of the Interest of the deceased Member. If Interests of the deceased Member remain after all of the Remaining Members have made their elections pursuant to such second right and option, such excess subscription may be exercised by the Remaining Members, pro rata, so electing upon the same terms and conditions applicable to the purchase and sale of the other Interest covered by the first and second option.

     17.7 Any Remaining Member electing to purchase Interest of the deceased Member shall pay to the Personal Representative of the deceased Member within sixty (60) days after the date of death of the deceased Member or upon receipt by the remaining Member of any Cross Purchase Policy proceeds, whichever is later, an amount in cash determined in accordance with the provisions of
Section 19.2. If the proceeds exceed the purchase price, the amount of such excess shall be the sole property of the Remaining Member. If the Remaining Member is prevented by law from using all or any portion of the proceeds or in the event at the date of death or there exists no Cross Purchase Policy proceeds with which the Remaining Member can purchase the deceased Member's Interest pursuant to Section 17.2 herein, then in such an event the Remaining Members may purchase from the estate of the deceased Member the Interest of the deceased Member which the Remaining Member has elected to purchase in accordance with the provisions of Section 17.6 hereof pursuant to the payment terms set forth in Section 17.7 herein.

     17.8 To avoid the sanctions imposed by IRC Section 101(a)(2), if applicable,when one Member dies, the deceased Member's legal and/or beneficial ownership portion of the policies maintained on the life of the other Members shall be transferred to the Company.

     17.9 In the event the Company and the Remaining Members fail to purchase the shares of Company Interests of the Company owned by the deceased Member at the date of death, the Personal Representative of the deceased Member shall be free to sell such Company Interests to any person or entity at any price at any time or to hold and distribute such interests without restriction.

     17.10 In the event of a death of a Member, the Member's executor, administrator or other legal representative ("Successor") may exercise all of the Member's rights for the purpose of settling his estate; provided, however, that for purposes of approving a transfer of a Membership Interest, approving a resolution to dissolve the Company in accordance with Article XII or amending this Operating Agreement, the Successor shall not be considered a Member and shall have no right to vote, approve or consent to such matters.

                                 ARTICLE XVIII
                 TERMINATION OF EMPLOYMENT OF EMPLOYED MEMBER

     18.1 In the event of the involuntary termination for cause by the Company of any employed Member or the voluntary termination of employment by any employed Member, the Company shall have the option for thirty (30) days to purchase from the terminated Member all or any portion of the Company Interest of the Company owned by the terminated Member, at a price determined in accordance with the provisions of Section 15.1 and upon terms set forth in
Section 19.3 hereof. In the event the Company fails for any reason to exercise the option granted herein, then the remaining Members shall have the second right and option for a period of thirty (30) days to purchase the Company Interest of the terminated Member, at a price determined in accordance with the provisions of Section 15.1 and upon terms set forth in Section 19.3.

     18.2 In the event the Company and the Members fail to exercise their options to purchase the terminated Member's interest in the Company pursuant to Section 18.1 above, the Company Interest owned by the terminated Member shall nevertheless continue to be subject to the terms and conditions of this Agreement.

     18.3 In the event of the involuntary termination of employment, without cause, of any employed Member, the Company shall, at the option of the terminated Member, which option is exercisable for a period of thirty (30) days following the date of termination, purchase all of the Interest of the Company owned by the terminated Member, at a price determined in accordance with the provisions of Section 19.2 and upon terms set forth in Section 19.3. Any Company Interest not purchased by the Company for any reason shall be purchased by the remaining Members, pro-rata, at a price determined in accordance with the provisions of Section 19.2 and upon terms set forth in
Section 19.3.

     18.4 For the purposes of this Article 18, termination "for cause" shall mean any act or failure to act by Member which constitutes just cause for termination of Member's employment with Company "Cause" includes, but is not necessarily limited to: any dishonesty; gross neglect of duties; conflict of interest; commission of a felony; professional negligence; misconduct; fraud; misrepresentation; refusal or repeated failure to carry out reasonable directions of the Board, or the C.E.O.; act or failure to act which substantially impairs Company business, good will or reputation; or any material breach of this Agreement.

                                  ARTICLE XIX
                       DETERMINATION OF PURCHASE PRICE.

     19.1 The purchase price for the Company Interest to be purchased and sold pursuant to Articles XVI, XVII and Section 18.3 of this Agreement shall be an amount equal to (i) the fair market value of the Company multiplied by (ii) a fraction, the numerator of which is the number of Membership Interests to be purchased and sold pursuant to Articles XVI, XVII and Section 18.3, as the case may be, and the denominator of which is the total number of issued and outstanding Company Interests on the date of such purchase and sale.

     19.2 Upon the occurrence of an event described in Articles XVI, XVII and
Section 18.3, then the Members agree to negotiate in good faith for a period of ten (10) business days in an effort to agree upon a fair market value of the Company. In the event the Members cannot agree on the value of the Company within such time, then within a consecutive ten (10) day period, the selling Member(s) on the one hand, and the purchasing Member(s) or Company on the other hand, shall each designate and retain, at their separate cost and expense, a business appraiser holding a professional certification from the American Society of Appraisers or a comparable professional certification ("Qualified Business Appraiser") for the purpose of determining the fair market value of the Company. The determination of each Qualified Business Appraiser shall be reduced to writing and such written determination shall be delivered to the other party within twenty (20) business days of the date the ten-day period of negotiation terminated. All Members agree that the value of the company shall be the numerical average of the determinations of fair market value by the two Qualified Business Appraisers. In the event either party fails to provide the other with a determination of a Qualified Business Appraiser within the period provided, then the other party's Qualified Business Appraiser determination shall be deemed conclusive as to the value of the Company.

     19.3 The purchase price for the Company Interest to be purchased as determined in accordance with the provisions of this Section 19 shall be paid as follows:

          (a)  Twenty percent (20%) down, in cash at closing;

          (b) Interest, payable annually, at the prime rate quoted in the Wall Street Journal, plus one percentage point;

          (c) Principal payable in ten equal semiannual installments, the first due and payable one year from the date of closing;

          (d)  No prepayment penalty;

          (e)  Payment to be secured by a pledge back of the Interest.

                                  ARTICLE XX
                     RETIREMENT OR RESIGNATION OF A MEMBER

     20.1 Right to Retire or Resign. A Member shall have the right, at any time, to retire or resign as a Member of the Company, by giving written notice to the Company's place of business.

     20.2 Consequences of Retirement or Resignation. Upon the retirement or resignation of a Member, such Member shall cease to be a Member of the Company. The Company shall thereupon have the right, but not the obligation, upon thirty (30) days' written notice, to purchase from the Member who retires or resigns his or her Membership Interest for the amount and upon the terms set forth in Section 13.3 hereof.


                                  ARTICLE XXI
                              MEMBER'S COVENANTS

     21.1 Member's Personal Debts. In order to protect the property and assets of the Company from any claim against any Member for personal debts owed by such Member, each Member shall promptly pay all debts owed by him or her and shall indemnify the Company from any claim that might be made to the detriment of the Company by any personal creditor of such Member.

     21.2 Alienation of Membership Interest. No Member shall sell, assign, mortgage, or otherwise encumber his or her Membership Interest in the Company or in its capital assets or property; or enter into any agreement of any kind that will result in any person, firm, or other organization becoming interested with him or her in the Company; or do any act detrimental to the best interests of the Company.

     21.3 Work Product. All trade secrets, know-how, confidential information, copyrightable material, inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by an employed Member, pursuant to or as a result of services rendered for the Company, relating or pertaining in any way to the business of the Company (hereafter "Member's Work Product"), shall constitute "work-for-hire," shall be promptly disclosed in writing to an Officer of the Company and are to redound to the benefit of the Company and become and remain its sole and exclusive property. An employed Member hereby transfers and assigns to the Company all of an employed Member's Work Product and agrees to execute any assignments to the Company or its nominee of this entire right, title and interest in and/or right to exploit any such trade secrets, copyrightable material, inventions, discoveries, and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents and/or copyrights, at the cost of the Company, with respect thereto in the United States and in all foreign countries, that may be requested by the Company. Without in any way limiting the generality of the foregoing, an employed Member agrees that all copyrightable and/or patentable materials generated or developed by it as an employed Member, including, but not limited to, source codes and/or computer programs and documentation pertaining thereto, shall be considered the property and copyrights of the Company, and the Company shall have the right to register and hold in its own name all copyrights and/or patents issuable from such materials. An employed Member further agrees, whether or not engaged by the Company, to cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent/copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, but all expense thereof shall be paid by the Company.

     21.4 Competition.

          21.4.1 Each Member covenants to and with the Company, its successors and assigns, and with each other, that during the term of this Agreement he will not directly or indirectly, either as principal, agent, manager, employee, owner, partner (dominant or otherwise), stockholder, director or other officer of a corporation, creditor, consultant or otherwise, engage or become interested financially or otherwise, in any business, agency, trade or occupation similar to or in competition with the Company or its affiliates. Because of the nature of the business, the parties agree that it is reasonable for the covenant to apply to the entire geographic area of the United States. If the geographic area is determined by a court to be overly broad in scope, it shall be modified only to the extent necessary to bring it within the requirements of the law and interpreted to give the Company and the individual Members the broadest protection allowed by law.

          21.4.2 The provisions of Section 18.1 shall not be construed to prohibit the ownership, for investment purposes only, of not more than two percent (2%) of the outstanding securities of a competitive corporation which are publicly held and traded.

          21.4.3 In the event of a breach or threatened breach by any Member of any provisions of this Section 21, the Company shall be entitled to an injunction restraining the breaching Member from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants contained in this Section 21 shall be construed as independent of any other provisions in this Agreement; and the existence of any claim or cause of action of a Member against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

          21.4.4 The Company shall have the right to assign the aforesaid covenants; and Members agrees to remain bound by the terms of the covenants to any and all subsequent purchasers and assignees of the assets and business of the Company.

     21.5 Non-Interference with Employees.

          21.5.1 Each Member covenants with the Company that employees of or consultants to the Company and employees of and consultants to firms, Companies or entities affiliated with the Company will, of necessity, be exposed to and will acquire certain knowledge, understandings, and know-how concerning the Company's business operations which is confidential information and proprietary to the Company.

          21.5.2 In order to protect the Company's confidential information and to promote and insure the continuity of the Company's contractual relations with its employees and consultants, each Member covenants and agrees that for so long as Member holds any position or affiliation with the Company, including service to the Company as an officer, director, employee, consultant, agent, contractor or Member, and for a period of twelve (12) months from the date Member ceases to hold any such position or status with the Company or otherwise becomes disaffiliated with the Company, he will not directly or indirectly, or permit or encourage others to directly or indirectly (i) interfere in any manner whatsoever with the Company's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Company to cease performing services for or on behalf of the Company, or
(iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, or conduct any business activity in cooperation or association with, any person or entity who or which at any time was retained or engaged by the Company, or any firm, corporation or entity affiliated with the Company, as an employee, consultant or agent.

          21.5.3 In the event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this
Section 18 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 21 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     21.6 Clients and Customers.

          21.6.1 Each Member covenants with the Company that the clients and customers of the Company, both actual and contemplated, constitute actual and prospective business relationships which are proprietary to the Company and comprise, in part, the Company's confidential information and trade secrets.

          21.6.2 In order to protect the Company's proprietary rights and to promote and ensure the continuity of the Company's contractual relations with its customers and clients, each Member covenants and agrees that for so long as Member holds any position or affiliation with the Company, including service to the Company as an officer, director, employee, consultant, agent, contractor or Member, and for a period of twelve (12) months from the date Member ceases to hold any such position or status with the Company or otherwise becomes disaffiliated with the Company, he will not directly or indirectly, or permit or encourage others to directly or indirectly
(i) interfere in any manner whatsoever with the Company's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Company to cease or reduce its business with the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Company's customers or clients to provide any services or products to any of such customers or clients as they may from time to time exist or be constituted, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Company to its clients or customers or proposed to be provided by the Company to its clients or customers.

          21.6.3 In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 21 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 21if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

     21.7 Covenant to Retain Confidences. Each Member understands that all information learned, known, made, devised or developed concerning the business operation of the Company, its customer lists, marketing strategies, vendors, pricing and the like used by the Company in connection with its business constitutes the confidential information, proprietary information and trade secrets of the Company. Each Member covenants and agrees that he will not (except as required in the course of his position with the Company), during the term hereof or thereafter, communicate or divulge to, or use for the benefit of himself or any other person, firm, association, or Company, without the consent of the Company, any information concerning the methods, trade secrets, research, secret data, costs, clients, customers, pricing and the like of the Company or its affiliates or assigns, or other confidential matters possessed, owned, or used by the Company or its affiliates that may be communicated to, acquired by, or learned of by the Member in the course of or as a result of his affiliation with the Company. All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, prototypes, testing data, equipment, electronically stored information on disk, tape or any other medium or existing in computer memory transmitted by any means, including, but not limited to, telephone or electronic data transmission and the like, relating to the business of the Company or its affiliates, which Member shall use or prepare or come into contact with, shall remain the sole property of the Company, and shall at all times remain in the possession of the Company. Upon the termination of the employment by the Company of any employed Member, such employed Member agrees to deliver to the Company the original and any and all copies of any such records, files, reports, memorandum or other stored information and, at the request of the Company, shall certify to the Company that such Member retains no copies of any information belonging to the Company whether or not containing or constituting trade secrets of the Company.


                                 ARTICLE XXII
                      ACCOUNTING, REPORTS AND VALUATIONS

     22.1 Accounting. As promptly as possible after the close of each fiscal year of the Company, the Managers shall cause a set of financial statements to be prepared and to be furnished to each Member, and shall include, as of the end of such fiscal year:

          (a)  a statement of the assets and liabilities of the Company;

          (b) a statement of operations setting forth the net loss or net profit of the Company; and

          (c)  a statement of changes in the Company's net assets.

          In addition, within seventy five (75) days of the close of each fiscal year the Managers shall supply all other information necessary to enable each Member to prepare his federal, state and local income tax returns, and the Managers shall supply such other information concerning the operations and investments of the Company as each Member may reasonably request.

     22.2 Fiscal Year. The fiscal year of the Company shall be the calendar year.

     22.3 Tax Elections. The Company shall keep its books in accordance with the following:

          (a)  The Company will use the cash basis method of accounting.

          (b) The Company will make those elections available to the Company which will accelerate deductions and defer income recognition to the extent the Members determine that such elections are in the best interests of the Company.

          (c) In the event of the transfer of a Member's interest or in the event of a distribution of Company property to any Member pursuant hereto, the Member who is a party to such transfer or distribution may request that the Managers file on behalf of the Company an election in accordance with applicable regulations to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734, 743 and 754 of the Code. The Members shall determine in their sole discretion as to whether such election is filed.

          (d) The Company shall elect to deduct expenses incurred in organizing the Company as provided in Section 709 of the Code, as amended.

          (e) No election shall be made by the Company or any Member to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code, or any similar provisions of state tax laws.

     22.4 Books and Records. The Managers shall maintain accurate books and records for the Company in accordance with generally accepted accounting principles consistently applied, showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Members' capital accounts and all transactions entered into by the Company. Each Member, and the duly authorized representative of such Member, shall have the right and power to inspect and copy, at the reasonable request and expense of such Member, during normal and ordinary business hours, the books and records of the Company. The Managers will provide to the Members all information reasonably requested by them concerning the Company.

     22.5 Banking. An account or accounts in the name of the Company shall be maintained at such bank or banks as the Managers may select. All uninvested funds of the Company shall be deposited in a bank account of the Company. All funds so credited to the Company in any such account shall be subject to withdrawal by checks made in the name of the Company and signed by the Manager or such person or persons as the Managers may, from time to time, designate, including, but not limited to, officers of a Member. All deposits and other funds not needed in the operation of the business, or not yet invested, may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit, and time or demand deposits in commercial banks, bankers' acceptances, savings and loan association deposits or deposits in members of the federal home loan bank system.


                                 ARTICLE XXIII
                                   AMENDMENT

     23.1 Routine Amendments. Amendments to this Agreement and to any Certificate of Organization may be made by the Managers through the use of a power of attorney granted by each Member in this Agreement if such amendments:

          (a) In the opinion of the Managers, with advice of counsel, may be necessary to preserve the limited liability of Members;

          (b) In the opinion of the Managers, with advice of counsel, may be necessary to preserve the status of the Company as a Company, and not an association taxable as a corporation, for federal income tax purposes;

          (c) May be required or contemplated by this Agreement in connection with substitution or addition of Members;

          (d) Are necessary or appropriate to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; or

          (e) Are necessary or appropriate to change the allocations of income, gain, losses, deductions or credits in Article IX hereof, in responses to changes in the Code, regulations or other developments in the law applicable to allocations, if the Managers concludes in good faith that such amendments are in the overall best interests of the Members; provided, however, that the Managers shall be authorized to amend such provisions only to the minimum extent which in good faith they judge to be necessary or advisable, based upon advice of counsel or accountants, to make the Company's allocations of these items effective for federal income tax purposes; and provided further that the Managers shall be under no obligation to make any such amendment.

     23.2 Consent Required. Other amendments may be proposed by the Managers by sending written notice thereof to each Member. No proposed amendment shall become effective, however, except upon Members' Consent and the affirmative vote of the Managers.

     23.3 Certain Proscribed Amendments. This Agreement may not be amended without the consent of all Members so as to (i) modify the limited liability of a Member; (ii) alter the interest of a Member in Net Profits or Net Losses, except as described in Section 23.1(e) above; (iii) reduce the percentage of Members which is required to consent to any action hereunder; (iv) modify the liability of the Managers; (v) permit the Managers to take any action prohibited by the Act; (vi) cause the Company to be taxed for Federal income tax purposes as an association taxable as a corporation; or (vii) remove any requirement herein that the Managers concur with respect to any action taken by the Company.

                                 ARTICLE XXIV
                     INVESTMENT INTENT AND INDEMNIFICATION

     24.1 Investment Intent of Members. Each Member, by execution of this Agreement or the Subscription Agreement, warrants to every other Member and to the Company that it is acquiring its interest for purposes of investment only, for its own account and not with the view to resell or to distribute the same or any part thereof, that no other person has any interest in such interest or in the rights of such Member hereunder, other than as a stockholder in, or partner of, such Member, that it has received or has been given access to all information it deems relevant to evaluate the merits and risks of an investment in the Company and that it has the ability to bear the economic risk and lack of liquidity of an investment in the Company.

     24.2 Indemnification of the Managers. The Managers shall be entitled to indemnification as hereinafter provided in this section. Any person entitled to indemnification shall be indemnified to the fullest extent permitted by law by the Company against any cost, expense (including attorneys' fees), judgment and/or liability reasonably incurred by or imposed upon such person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency) to which such person may be made a party or otherwise involved or with which such person shall be threatened by reason of being or having been a Managers (or officer or director of a Managers); provided, however, that such person shall not be so indemnified with respect to any matter as to which such person shall have acted in bad faith or in a grossly negligent manner. Any indemnification hereunder shall be made by the Managers only as authorized in the specific case upon determination that indemnification of the person is proper in the circumstances because such person has met the applicable standard of conduct set forth above. In any event, a person shall not be entitled to indemnification until thirty (30) days following the date the Company has mailed to the Members written notice that it intends to indemnify such person, which notice shall describe with reasonable specificity the facts giving rise to the person's indemnification claim and (to the extent determinable) the potential scope of liability. The right of indemnification granted by this
Section 24.2 shall be in addition to any rights to which the person seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors or administrators of such persons. The Company shall pay the expenses incurred by any person indemnified hereunder in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an agreement from such person to be indemnified to repay such payment if there shall be an adjudication or determination that he is not entitled to indemnification as provided herein. The Managers may not satisfy any right of indemnity or reimbursement granted in this Section 24.2 or to which they may be otherwise entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnity or reimbursement. Notwithstanding anything herein to the contrary, the Managers shall not be entitled to any indemnification pursuant to this Section 24.2 if payment would be in violation of Section 17(h) of the Investment Company Act of 1940, if applicable, and the rules thereunder.

     24.3 Internal Revenue Service Compliance. In compliance with Revenue Procedure 74-17, a creditor who makes a non-recourse loan to the Company will not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Company other than as a secured creditor.


                                  ARTICLE XXV
                           MISCELLANEOUS PROVISIONS

     25.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate1 which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of united States mail, addressed and sent as aforesaid.

     25.2 Application of Delaware Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act.

     25.3 Waiver of Action for Partition. Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

     25.4 Employment of Agents. The Members hereby consent to the employment, when and if required, of such brokers, sales agents, managing or other agents, contractors, engineers, accountants, attorneys or other persons furnishing services as the Managers may from time to time determine. The fact that a Member or a Manager or a member of a Manager or Member's family is employed by, or directly or indirectly interested in or connected with, any person, firm or corporation employed by the Company to render or perform a service or from which the Company may purchase any property, shall not prohibit the Managers from employing such person, firm or Company or otherwise dealing with him or it; and neither the Company nor any of the Members herein shall have any rights in accordance with the laws of the State of Delaware to object to such association or relationship.

     25.5 Power of Attorney. Each Member, by the execution of this Agreement, and each Member admitted to the Company pursuant to the provisions of this Agreement, does irrevocably make, constitute and appoint the Managers, and each of them, together with their successors as such, his true and lawful attorney, with full power and authority, in his name, place and stead, with full power of substitution, to make, execute, sign, swear to, acknowledge, deliver, file and record, with respect to the Company and on its behalf, any and all agreements, certificates, amended articles of organization, instruments, contracts, deeds and notes, other evidences of indebtedness, deeds of trust, mortgages, security agreements, bills of sale, loan applications and all other documents necessary to conduct the business of the Company. The appointment hereby made and the powers hereby granted by each of the Members are coupled with an interest and are and shall be irrevocable in any manner and for any reason, including, without limitation, the death or incapacity of such Member.

     25.6 Indemnification. The Company shall indemnify its Managers, employees and agents from and against any claim, demand, liability or obligation, including, without limitation, any and all costs and expenses associated with defending any civil action or other proceeding, as well as their reasonable attorneys' fees, to the fullest extent allowed by the Act.

     25.7 Inurement. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and assigns to the extent, but only to the extent that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

     25.8 No Limit on Personal Activities. Nothing herein contained shall be construed to limit in any manner the Members, or their respective agents, servants, and employees, in carrying out their own respective businesses or activities.

     25.9 Further Assurances. The Members and the Company agree that they and each of them will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members and the Company agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

     25.10 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

     25.11 Construction. whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     25.12 Headings and Pronouns. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof. All pronouns and only variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the Person or Persons may require.

     25.13 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     25.14 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     25.15 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law.

     25.16 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

     25.17 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

     25.18 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     25.19 Rule Against Perpetuities. The parties hereto intend that the Rule Against perpetuities (and any similar rule of law) not be applicable to any provisions of this Operating Agreement. However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would be invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 25.19, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one years after the death of the survivor of the group composed of the individuals listed in the original Exhibit A of this Agreement (all who are currently Members) and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

     25.20 Investment Representations. The undersigned Members and Economic Interest Owners, if any, understand (1) that the Membership Interests and Economic Interests evidenced by this Operating Agreement have not been registered under the securities Act of 1933, the Colorado Securities Act or any other state securities laws (the "Securities Acts") because the Company is issuing these membership Interests and Economic Interests in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) that the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member for investment, and (3) that exemption from registrations under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member with a view to distribution.

     Accordingly, each Member and Economic Interest Owner hereby confirms to the company that such Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for such own Member's and Economic Interest Owner's account1 for investment and not with a view to the resale or distribution thereof. Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any of portion of the membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the Securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exemption from registration under the Acts if such Member or Economic Interest Owner should at a later date, wish to dispose of the Membership Interest or Economic Interest. Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member is not an "affiliate" of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least two years.

     Prior to acquiring the Membership Interests and Economic Interests, each Member and Economic Interest Owner has made an investigation of the Company and its business and have had made available to each such Member and Economic Interest Owner all information with respect thereto which such Member needed to make an informed decision to acquire the Membership Interest or Economic Interest. Each Member and Economic Interest Owner considers himself or itself to be a person possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of such Member's or Economic Interest Owner's investment in the Membership Interest or Economic Interest.

     25.21     Representations and Warranties.

          (a) In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Members as set forth in Section hereof, and such warranties and representations shall survive the execution of this Operating Agreement.

          (b) Representations and Warranties. Each Member that is a Company or other entity hereby represents and warrants that:

               (i) Due Incorporation or Formation; Authorization of Agreement. Such Member is a Company duly organized or a Company or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, Company or limited liability company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, Company or limited liability company power and authority to execute and deliver this Operating Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Operating Agreement has been duly authorized by all necessary corporate, Company or limited liability company action. This Operating Agreement constitutes the legal, valid, and binding obligation of such Member.

               (ii) No Conflict with Restrictions: No Default. Neither the execution, delivery, and performance of this Operating Agreement nor the consummation by such Member of the transactions contemplated hereby (1) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department. board, agency, or instrumentality. domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (2) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, Company agreement or operating agreement of such member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such member, or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject,
(3) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Affiliates is a party or by which such member or any of its Affiliates is or may be bound, or (4) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Affiliates.

               (iii) Government Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any government or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Member under this Operating Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained on or before the effective date of this Operating Agreement.

               (iv) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Operating Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicab1e order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Operating Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

               (v) Investment Company Act: Public Utility Holding Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an Interest be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an Interest be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company," as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

               (vi) Confidentiality. Except as contemplated hereby or required by a court of competent authority, each member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates', present or former employees, agents, and representatives from disclosing to others without the prior written consent of the Manager(s) any information which (1) pertains to this Operating Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the business of the Company, or
(2) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary; provided that any Company may disclose to its Affiliates' employees, agents, and representatives any information made available to such Member. No Member shall use, and each Member shall use its best efforts to prevent any Affiliate of such Member from using, any information which (1) pertains to this Operating Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the business of the Company, or
(2) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby.

                                  CERTIFICATE

     The undersigned hereby agree, acknowledge and certify that the foregoing Operating Agreement, consisting of 55 pages, excluding the Table of Contents and attached Exhibit A, constitutes the Operating Agreement of ForceOne, LLC adopted by the Members of the Company as of _____________, 2000.

                                   FORCEONE, LLC


                                   By:____________________________________
                                         J. Andrew Moorer, Manager

                                   MEMBERS:

                                   GUARDIAN SECURITY AND SAFETY PRODUCTS, INC.


                                   By:____________________________________
                                         J. Andrew Moorer, President

                                   EXHIBIT A

                                    MEMBERS

Initial Members               Initial Capital               Initial
                              Contributions                 Member's
                                                       Interest Percentage


Guardian Security and Safety
     Products, Inc.            $                       100%
Post Office Box 3463
Carefree, Arizona  85377

                                   EXHIBIT B

                                   MANAGERS


                               J. Andrew Moorer